Registration No. 333-9979
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                       ON
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                              SILGAN HOLDINGS INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                       06-1269834
   (State or other jurisdiction of                        (I.R.S. Employer
    incorporation or organization)                      Identification Number)

                                4 Landmark Square
                               Stamford, CT 06901
                                 (203) 975-7110
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Frank W. Hogan, III, Esq.
                              Silgan Holdings Inc.
                                4 Landmark Square
                               Stamford, CT 06901
                                 (203) 975-7110
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------

                                    Copy to:

                             G. William Sisley, Esq.
                       Winthrop, Stimson, Putnam & Roberts
                                Financial Centre
                              695 East Main Street
                                  P.O. Box 6760
                             Stamford, CT 06904-6760
                                 (203) 348-2300


================================================================================

PROSPECTUS
                                   $56,206,000
                              SILGAN HOLDINGS INC.
                    13-1/4% SUBORDINATED DEBENTURES DUE 2006

                                ----------------

   Interest on the 13-1/4% Subordinated Debentures due 2006 (the "Debentures")
      is payable semi-annually in cash (or, on or prior to July 15, 2000, in additional Debentures, at the option of the Company) in arrears on January 15 and July 15 of each year.

                                ----------------

         The Debentures will be redeemable at any time on or after July 15, 2000 at the option of Silgan Holdings Inc. (the "Company"), in whole or in part, initially at 109.938% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after July 15, 2003. In addition, at any time on or prior to July 15, 2000, the Company may redeem all (but not less than all) of the outstanding Debentures at a redemption price equal to 110% of their principal amount, plus accrued interest, with the net proceeds of any sale by the Company of its common stock (the "Common Stock").

         An aggregate principal amount of $56,206,000 of the Debentures was originally issued by the Company on June 13, 1997 in exchange (the "Preferred Stock Exchange") for all of the Company's then outstanding 13-1/4% Exchangeable Preferred Stock Mandatorily Redeemable 2006 (the "Exchangeable Preferred Stock").

         The Debentures are subordinated indebtedness of the Company, subordinated to all existing and future Senior Indebtedness (as defined in "Description of Debentures--Certain Definitions") of the Company. Additionally, because the Company is a holding company that conducts all of its business through its subsidiaries, all existing and future liabilities of the Company's subsidiaries will be effectively senior to the Debentures. As of July 31, 1997, the Company and its subsidiaries had approximately $909.1 million of indebtedness outstanding that was effectively senior to the Debentures, all of which constituted Senior Indebtedness and approximately $609.1 million of which was secured by the assets of the Company and its subsidiaries. At June 30, 1997, the Company's subsidiaries also had other liabilities of approximately $269.7 million, all of which would be effectively senior to the Debentures. The indenture relating to the Debentures (the "Indenture") permits, subject to certain limitations contained therein, the incurrence by the Company of a substantial amount of additional indebtedness, including Senior Indebtedness. See "Risk Factors--Holding Company Structure and Subordination," "--Ability of the Company to Incur Additional Indebtedness" and "Description of Debentures."

         Although Morgan Stanley & Co. Incorporated ("Morgan Stanley") currently makes a market in the Debentures, it is not obligated to do so and may discontinue or suspend its market-making activities at any time. In addition, the liquidity of and trading market for the Debentures may be adversely affected by declines and volatility in the market for similar securities generally as well as by any changes in the Company's financial performance and prospects. See "Risk Factors--Trading Market for the Debentures."

                                ----------------

            SEE "RISK FACTORS" ON PAGE 7 FOR INFORMATION THAT SHOULD BE
                     CONSIDERED BY PROSPECTIVE INVESTORS.

                                ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

       This Prospectus is to be used by Morgan Stanley & Co. Incorporated in connection with offers and sales in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. Morgan Stanley & Co. Incorporated may act as principal or agent in such transactions.

September 12, 1997

         No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or Morgan Stanley. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall imply under any circumstances that the information contained herein is correct as of any date subsequent to the date hereof.



                                ----------------


                                TABLE OF CONTENTS

                                                                          Page
Available Information.................................................      2
Information Incorporated by Reference.................................      3
Prospectus Summary....................................................      4
Risk Factors..........................................................      7
The Company...........................................................     14
Ratio of Earnings to Fixed Charges....................................     17
Description of Debentures.............................................     18
Certain United States Federal Income Tax Considerations...............     45
Market-Making Activities of Morgan Stanley............................     49
Legal Matters.........................................................     50
Experts...............................................................     50


                                ----------------

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4, as amended by a Registration Statement on Form S-3, relating to the Debentures under the Securities Act of 1933, as amended (the "Securities Act"). For purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all subsequent amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto to which reference is made hereby. Each reference made in this Prospectus to a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement and the exhibits and schedules thereto, as well as all such reports and other information filed by the Company with the Commission, can be inspected and copied at prescribed rates at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Chicago, Illinois 60661. In addition, the Commission maintains a Web site that contains reports and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of such Web site is "http://www.sec.gov".

         The Indenture requires the Company to file with the Commission annual reports containing consolidated financial statements and the related report of independent auditors and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year for so long as any Debentures are outstanding.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein by reference and made a part of this Prospectus:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 000-22117).
2. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 (File No. 000-22117).
3. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 (File No. 000-22117).
4.  Current Report on Form 8-K dated January 27, 1997 (File No. 33-28409).
5.  Current Report on Form 8-K dated February 5, 1997 (File No. 33-28409).
6.  Current Report on Form 8-K dated February 20, 1997 (File No. 000-22117).
7.  Current Report on Form 8-K dated May 21, 1997 (File No. 000-22117).
8.  Current Report on Form 8-K dated June 9, 1997 (File No. 000-22117).
9.  Current Report on Form 8-K dated August 7, 1997 (File No. 000-22117).

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference into this Prospectus (not including exhibits to the information unless such exhibits are specifically incorporated by reference into such information). Requests for information should be addressed to: Silgan Holdings Inc., 4 Landmark Square, Stamford, CT 06901, Attention: General Counsel (Telephone Number (203) 975-7110).

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information contained elsewhere in this Prospectus and the consolidated financial statements of the Company, including the notes thereto, and the other information incorporated by reference herein. Unless otherwise indicated or unless the context otherwise requires, all references to the "Company" are to Silgan Holdings Inc., a Delaware corporation, and, where appropriate, its subsidiaries. Certain of the information contained in this summary and elsewhere in this Prospectus, and certain information incorporated by reference into this Prospectus, including information with respect to the Company's financial results and condition, expected operations, cost savings, future liquidity, plans and strategy for its business and related financing, are forward-looking statements. For a discussion of the important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

                                   The Company

         The Company is a leading North American manufacturer of consumer goods packaging products that currently produces (i) steel and aluminum containers for human and pet food, (ii) custom designed plastic containers for personal care, health, food, pharmaceutical and household chemical products and (iii) specialty packaging items, including metal caps and closures, aluminum roll-on closures, plastic bowls and paper containers used by processors in the food industry. The Company is the largest manufacturer of metal food containers in North America, with a unit sale market share for the twelve months ended December 31, 1996 of 36% in the United States. The Company is also a leading manufacturer of plastic containers in North America for personal care products and a major manufacturer of metal closures for food and beverage products. The Company's strategy is to grow its existing businesses and expand into other segments by applying its expertise in acquiring, financing, integrating and efficiently operating consumer goods packaging businesses.

         The Company was founded in 1987 by its current Co-Chief Executive Officers. Since its inception, the Company has acquired thirteen businesses, including the acquisitions of substantially all of the assets of the Food Metal and Specialty business ("AN Can") of American National Can Company ("ANC") in August 1995 for a purchase price of approximately $362.0 million (including net working capital of approximately $156.0 million) and the U.S. metal container manufacturing business ("DM Can") of Del Monte Corporation ("Del Monte") in December 1993 for a purchase price of approximately $73.3 million (including net working capital of approximately $21.9 million). Recently, the Company acquired the North American aluminum roll-on closure business of Alcoa Closure Systems International, Inc. ("Alcoa"), and the North American plastic container business of Rexam plc and Rexam Plastics Inc. ("Rexam") for an aggregate purchase price of $42.7 million, and Finger Lakes Packaging Company, Inc. ("Finger Lakes"), the metal food container manufacturing subsidiary of Curtice Burns Foods, Inc. ("Curtice Burns"), for a purchase price of $29.9 million.

         The Company's strategy has enabled it to rapidly increase its net sales and income from operations. The Company's net sales have increased from $630.0 million in 1992 to $1,405.7 million in 1996, representing a compound annual growth rate of approximately 22%. During this period, the Company's income from operations increased from $42.2 million in 1992 to $123.3 million in 1996, representing a compound annual growth rate of approximately 31%, while the Company's income from operations as a percentage of net sales increased 2.1 percentage points from 6.7% to 8.8% over the same period. The Company's net sales increased $50.0 million to $657.0 million for the six months ended June 30, 1997 as compared to the same period in the prior year, and its income from operations, before consideration of the noncash stock option charge incurred in connection with the Company's initial public offering of its Common Stock in February 1997, increased from $58.0 million to $70.5 million over the same period.

                                 The Debentures


Debentures...........  $56,206,000  principal  amount  of  13-1/4%  Subordinated
                       Debentures due 2006.

Maturity.............  July 15, 2006

Interest.............  Interest on the  Debentures  is payable  semiannually  in cash (or, on or prior to July 15, 2000, in additional Debentures, at the option of the Company) in arrears on January 15 and July 15 of each year.

Optional
 Redemption....        On or  after  July  15,  2000,  the  Debentures  will  be
                       redeemable,  at the option of the Company, in whole or in
                       part,  initially at 109.938% of their  principal  amount,
                       plus accrued interest to the redemption  date,  declining
                       ratably to 100% of their principal  amount,  plus accrued
                       interest to the  redemption  date.  In  addition,  at any
                       time,  or from  time to  time,  on or  prior  to July 15,
                       2000,  the Company  may,  at its option,  redeem all (but
                       not  less  than   all)   outstanding   Debentures   at  a
                       redemption price equal to 110% of the principal amount thereof, plus accrued interest to the redemption date, with the proceeds of one or more sales of Common Stock.
                       See "Description of Debentures--Optional Redemption."

Ranking..............  The  Debentures  are  subordinated  indebtedness  of  the
                       Company, subordinated to the prior payment when due of the principal of, premium, if any, and accrued interest on, all existing and future Senior Indebtedness of the Company (including indebtedness under the Credit Agreement (as defined in "Risk Factors--Secured Indebtedness") and the Company's 9% Senior Subordinated Debentures due 2009 (the "Senior Debentures")). In addition, the Debentures are effectively subordinated to all liabilities (including trade payables) of the Company's subsidiaries. As of July 31, 1997, the Company and its subsidiaries had $909.1 million of Senior Indebtedness outstanding (consisting of $609.1 million of indebtedness under the Credit Agreement (all of which is secured by the assets of the Company and its subsidiaries) and $300 million principal amount of Senior Debentures), and at June 30, 1997, the Company's subsidiaries had approximately $269.7 million of other liabilities, all of which would be effectively senior to the Debentures. See "Risk Factors--Holding Company Structure and Subordination" and "Description of Debentures--Subordination."

Certain Covenants....  The Indenture  contains certain  covenants  which,  among other things, restrict or limit the ability of the Company and its Restricted Subsidiaries (as defined in "Description of Debentures--Certain Definitions") to incur additional indebtedness; pay dividends or make distributions in respect of their capital stock; purchase, redeem or otherwise acquire for value shares of their capital stock; make any voluntary or optional principal payments or voluntary or optional redemption, repurchase, defeasance or other acquisition or retirement for value of any Indebtedness (as defined in "Description of Debentures--Certain Definitions") subordinated to the Debentures; make investments in any affiliate or Unrestricted Subsidiary (as defined in "Description of Debentures--Certain Definitions") of the Company; enter into transactions with shareholders or affiliates; create restrictions on the ability of Restricted Subsidiaries of the Company to make certain payments; issue or sell stock of Restricted Subsidiaries; engage in sales of assets; and engage in mergers or consolidations. See "Description of Debentures--Covenants."

Change of Control....  Upon a Change of Control (as defined in  "Description  of
                       Debentures--Certain Definitions"), the Company will be required to make an offer to purchase the Debentures at a purchase price equal to 101% of their principal amount on the date of purchase, plus accrued interest to the date of purchase. See "Description of Debentures--Covenants--Change of Control."


                                  Risk Factors

         For a discussion of certain factors that should be considered in evaluating an investment in the Debentures, see "Risk Factors" beginning on page 7.

                                  RISK FACTORS

         An investment in the Debentures involves a high degree of risk. The following risk factors, together with the other information set forth in this Prospectus and appearing in the documents incorporated by reference herein, should be considered when evaluating an investment in the Debentures.

         Certain information contained in this Prospectus and in documents incorporated or deemed to be incorporated by reference in this Prospectus, including information regarding the Company's financial results and condition, expected operations, cost savings, future liquidity, plans and strategy for its business and related financing, which are not historical facts, are forward looking statements within the meaning of the Federal securities laws. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to, factors described in this Prospectus and in documents incorporated or deemed to be incorporated by reference in this Prospectus, and should not be regarded as representations or guarantees of the Company. Accordingly, the Company's actual financial results and condition, operations, cost savings, liquidity, plans and strategy for its business and related financing could differ materially from the information expressed or implied in such forward looking statements.

High Leverage; Deficiency in Stockholders' Equity

         The Company is highly leveraged primarily as a result of the financing of the acquisitions of its metal and plastic container businesses. At July 31, 1997, the Company had approximately $965.3 million of total consolidated indebtedness. The Company will likely incur additional indebtedness in the future to finance acquisitions that it may make and any resulting increased operating needs. See "--Ability of the Company to Incur Additional Indebtedness" and "--Risks Associated with Growth Strategy." Additionally, as of June 30, 1997, the Company's deficiency in stockholders' equity was $84.9 million. A significant amount of the Company's cash flow must be used to service the Company's debt and therefore cannot be used in the Company's business. The Company's high level of indebtedness and deficiency in stockholders' equity pose substantial risks to holders of the Debentures.

Secured Indebtedness

         The indebtedness under the Credit Agreement dated as of July 29, 1997 among the Company and certain of its subsidiaries, the lenders from time to time party thereto (the "Banks"), Bankers Trust Company, as administrative agent and as a co-arranger, Bank of America National Trust & Savings Association, as syndication agent and as a co-arranger, Goldman Sachs Credit Partners L.P., as co-documentation agent and as a co-arranger, and Morgan Stanley Senior Funding, Inc., as co-documentation agent and as a co-arranger (as amended from time to time, the "Credit Agreement") is secured by substantially all of the assets of the Company and the stock of the Company's subsidiaries. The Credit Agreement provides the Company with a total senior secured credit facility of $1.0 billion, which includes $450.0 million of term loans (all of which have been incurred) and $550.0 million of revolving loans. In addition, under the Credit Agreement the Banks have approved an increase of up to $200.0 million in the amount of revolving loans available to the Company, with any such increase to be funded by one or more of the Banks that elect to participate in such increase but with no Bank being obligated to participate in any such increase. Revolving loans under the Credit Agreement are available to the Company for its working capital and general corporate purposes (including permitted acquisitions) and generally may be borrowed, repaid and reborrowed. At July 31, 1997, approximately $609.1 million of the Company's and its subsidiaries' indebtedness was outstanding under the Credit Agreement and was secured by the assets of the Company and its subsidiaries. The Indenture permits the Company to incur certain additional secured indebtedness under certain circumstances. See "--Ability of the Company to Incur Additional Indebtedness" and "Description of Debentures."

         Under the Credit Agreement, the Banks have claims with respect to the assets of the Company constituting collateral and the stock of the Company's subsidiaries that are prior to the claims of holders of the Debentures. In addition, the Company's indebtedness under the Credit Agreement is guaranteed on a secured basis by substantially all of the Company's subsidiaries. In the event of a default on the Debentures or a bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of the Company, or upon the acceleration of any Senior Indebtedness (including the Company's indebtedness under the Credit Agreement), such assets and stock would be available to satisfy obligations with respect to the indebtedness under the Credit Agreement before any payment therefrom could be made on the Debentures. To the extent such assets were not sufficient to repay indebtedness under the Credit Agreement as well as any other Senior Indebtedness, the holders thereof would have a claim against the Company that is senior to any claims of the holders of the Debentures. See "--Holding Company Structure and Subordination" and "Description of Debentures--Subordination."

Holding Company Structure and Subordination

         The Company is a holding company with no significant assets other than its investments in and advances to its subsidiaries. The operations of the Company are conducted through each of its wholly owned operating subsidiaries, Silgan Containers Corporation ("Containers") and Silgan Plastics Corporation ("Plastics"). Therefore, the Company's ability to make interest and principal payments on the Debentures is largely dependent upon the future performance and the cash flow of such operating subsidiaries, which will be subject to prevailing economic conditions and to financial, business and other factors (including the state of the economy and the financial markets, demand for their products, cost of raw materials, legislative and regulatory changes and other factors beyond the control of such operating subsidiaries) affecting the business and operations of such operating subsidiaries. Because the Company's subsidiaries do not guarantee the payment of principal of or interest on the Debentures, claims of holders of the Debentures effectively will be subordinated to the claims of creditors of such operating subsidiaries, including trade creditors, except to the extent that the Company may be a creditor with recognized claims against such operating subsidiaries. At July 31, 1997, excluding intercompany indebtedness, the Company's subsidiaries had approximately $159.1 million of indebtedness (consisting of indebtedness under the Credit Agreement) effectively senior to the Debentures. See "--Secured Indebtedness," "--Ability of the Company to Incur Additional Indebtedness" and "Description of Debentures--Subordination." In addition, the Company's subsidiaries had other liabilities of approximately $269.7 million at June 30, 1997, all of which would be effectively senior to the Debentures.

         The payment of principal on the Debentures is expressly subordinate to the indebtedness under the Credit Agreement, the Senior Debentures and all other future Senior Indebtedness of the Company. Because of such subordination, in the event of the Company's bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon the acceleration of any Senior Indebtedness, the Banks under the Credit Agreement, the holders of the Senior Debentures and any other holder of Senior Indebtedness must be paid in full before the holders of the Debentures may be paid. Payments on the Debentures might not be permitted if a default under any Senior Indebtedness exists or if such a default would result from any such payment. In addition, although the Credit Agreement and the Indenture impose certain limitations on the ability of the Company to incur additional indebtedness, the Company is not prohibited under the Indenture from incurring additional indebtedness, including additional Senior Indebtedness, secured indebtedness and other indebtedness that is effectively senior to or pari passu with the Debentures. At July 31, 1997, the Company had outstanding approximately $909.1 million of Senior Indebtedness (consisting of indebtedness under the Credit Agreement and the Senior Debentures).

Ability of the Company to Incur Additional Indebtedness

         Under the Credit Agreement, Containers and Plastics have available to them up to $550 million of revolving loans which generally may be borrowed, repaid and reborrowed from time to time. As of July 31, 1997, there were $159.1 million of revolving loans outstanding under the Credit Agreement. The Company is generally permitted under the Credit Agreement to borrow revolving loans for working capital and general corporate purposes, including to make permitted acquisitions. Although the Credit Agreement limits the incurrence by the Company and it subsidiaries of additional indebtedness, the Indenture permits the Company and it subsidiaries to incur a substantial amount of indebtedness in addition to the Debentures, the Senior Debentures and the indebtedness that may be incurred under the Credit Agreement, including additional Senior Indebtedness, secured indebtedness and other indebtedness that would effectively be senior to the Debentures. For example, the Indenture permits the Company and it subsidiaries to incur any indebtedness if, after giving effect to the incurrence of such indebtedness, the Company's Interest Coverage Ratio (as defined under "Description of Debentures--Certain Definitions") is at least 1.75 to 1. For the twelve month period ended June 30, 1997, the Company's Interest Coverage Ratio was 2.8 to 1. See "Description of Debentures--Covenants--Limitation on Indebtedness." The Company and it subsidiaries may make additional acquisitions in the future and may finance such acquisitions with additional indebtedness, including Senior Indebtedness, secured indebtedness and indebtedness effectively senior to the Debentures, as permitted under its instruments and agreements governing its indebtedness.

Refinancing Risk

         Under the Credit Agreement, revolving loans generally may be borrowed, repaid and reborrowed from time to time until December 31, 2003, on which date all such revolving loans mature and are payable in full. Additionally, A term loans under the Credit Agreement are payable in installments through December 31, 2003, and B term loans under the Credit Agreement are payable in installments through June 30, 2005. The Company will have to refinance all of its indebtedness under the Credit Agreement prior to the maturity of the Debentures. The Company's ability to do so will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its then outstanding indebtedness, and other factors, including market conditions, which are beyond the control of the Company. There can be no assurance that the Company will be able to refinance the Credit Agreement, and if the Company is unable to effect any such refinancing, the Company's ability to make payments of cash interest and principal on the Debentures would be adversely affected. In addition, the Debentures permit the Company to incur a substantial amount of additional indebtedness, which may mature and need to be refinanced prior to the maturity date of the Debentures. See "--Ability of the Company to Incur Additional Indebtedness."

Restrictive Covenants under Financing Agreements

         In connection with the incurrence of its indebtedness, the Company has entered into instruments and agreements governing such indebtedness, consisting principally of the Credit Agreement, the Indenture and the indenture in respect of the Senior Debentures (collectively, the "Financing Agreements"). The Financing Agreements contain numerous restrictive covenants, including financial and operating covenants, certain of which financial covenants become more restrictive over time in anticipation of scheduled debt amortization and improved operating results. Such covenants affect, and in many respects limit, among other things, the ability of the Company to incur additional indebtedness, create liens, sell assets, engage in mergers and acquisitions, make certain capital expenditures and pay dividends and make other payments in respect of its capital stock.

         The ability of the Company to satisfy such covenants and its other obligations (including scheduled reductions of its indebtedness under the Credit Agreement and its obligations under the Debentures and the Senior Debentures) depends upon, among other things, the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors (including the state of the economy and the financial markets, demand for the products of the Company, costs of raw materials, legislative and regulatory changes and other factors beyond the control of the Company) affecting the business and operations of the Company.

         The factors described above could adversely affect the Company's ability to meet its financial obligations, including obligations to holders of the Debentures. These factors could also limit the ability of the Company to take advantage of business and investment opportunities and to effect financings and could otherwise restrict corporate activities of the Company.

         Management believes that the Company will be able to comply with the financial covenants and other restrictions in the Financing Agreements and that it will have sufficient cash flow available from operations to meet its obligations; however, there can be no assurance of such compliance or of the availability of sufficient cash flow. If the Company anticipates that it will be unable to comply with any covenants in any Financing Agreement or that its cash flow will be insufficient to meet its debt service and other operating needs, it might be required to seek amendments or waivers to its Financing Agreements, refinance its debts or dispose of assets. There can be no assurance that any such action could be effected on satisfactory terms or would be permitted under the terms of the Financing Agreements. In the event of a default under the terms of any of the Financing Agreements, the obligees thereunder would be permitted to accelerate the maturity of such obligations and cause defaults under other obligations of the Company. Such defaults could be expected to delay or preclude payment of principal of and/or interest on the Debentures. See "--Secured Indebtedness" and "--Holding Company Structure and Subordination."

Risks Associated with Growth Strategy

         Historically, the Company has grown predominantly through acquisitions. The Company's future growth will depend in large part on additional acquisitions of consumer goods packaging businesses. To finance such acquisitions, the Company may incur additional indebtedness, including indebtedness under the Credit Agreement and other Senior Indebtedness, secured indebtedness and indebtedness effectively senior to the Debentures, as permitted under the Financing Agreements. See "--Ability of the Company to Incur Additional Indebtedness." In pursuing its strategy of growth through acquisitions, the Company will face risks commonly encountered with such a strategy. These risks include failing to assimilate the operations and personnel of the acquired businesses, disrupting the Company's ongoing business, dissipating the Company's limited management resources, and impairing relationships with employees and customers of the acquired business as a result of changes in ownership and management. During the early part of this integration period, the operating results of an acquired business may decrease from results attained prior to the acquisition. Moreover, additional indebtedness incurred to make acquisitions could adversely affect the Company's liquidity and financial stability.

Reliance on Major Customers

         Containers has agreements (the "Nestle Supply Agreements") with Nestle Food Company ("Nestle") pursuant to which Containers supplies a majority of Nestle's metal container requirements, and an agreement with Del Monte (the "DM Supply Agreement") pursuant to which Containers supplies substantially all of Del Monte's metal container requirements. The Nestle Supply Agreements and the DM Supply Agreement provide Containers with a potential market for a substantial portion of its metal container output during the terms of these agreements. Approximately 17% and 12% of the Company's sales in 1996 were to Nestle and Del Monte, respectively. Certain of the Nestle Supply Agreements (representing approximately 10% of the Company's 1996 sales) have been extended through 2004 in return for certain price concessions by the Company. The Company believes that these price concessions will not have a material adverse effect on its results of operations. The remaining Nestle Supply Agreements (representing approximately 6% of the Company's 1996 sales) continue through 1997. However, the Company has the right to submit a bid to Nestle, and to match any bid received by Nestle, for the 1998 supply year with respect to the metal containers that are the subject of such Nestle Supply Agreements. There can be no assurance that any such bid by the Company will be made at sales prices equivalent to those currently in effect or otherwise on terms similar to those currently in effect. In addition, the Company cannot predict the effect, if any, on its results of operations of matching or not matching any such bids. Under certain limited circumstances, Del Monte, beginning in December 1998, and Nestle, beginning in January 2000 (with respect to all of the metal containers supplied under the Nestle Supply Agreements that have been extended through
2004), may receive competitive bids, and Containers has the right to match any such bids. If Containers matches a competitive bid, it may result in reduced sales prices with respect to the metal containers that are the subject of such competitive bid. In the event that Containers chooses not to match a competitive bid, such metal containers may be purchased from the competitive bidder at the competitive bid price for the term of the bid. The Company's results of operations could be adversely affected if the Company loses significant unit sales to Nestle and/or Del Monte as a result of a competitive bid or otherwise. Neither the Nestle Supply Agreements nor the DM Supply Agreement require the purchase of minimum amounts, and should Nestle's or Del Monte's demand decrease, the Company's consolidated sales could decrease. The loss by the Company of either Nestle or Del Monte as a customer would have a material adverse effect on the Company's results of operations.

Dependence on Agricultural Harvest; Seasonality

         The Company's metal container business sales are dependent, in part, upon the vegetable, tomato and fruit harvests in the midwest and western regions of the United States. The size and quality of these harvests varies from year to year, depending in large part upon the weather conditions in those regions, and the Company's results of operations could be impacted accordingly. The Company's results of operations could be materially adversely affected in a year in which crop yields are substantially lower than normal in either of the prime agricultural regions of the United States in which the Company operates.

         Because the Company sells metal containers used in fruit and vegetable pack processing, its sales are seasonal. As is common in the packaging industry, the Company must access working capital to build inventory and then carry accounts receivable for some customers beyond the end of the summer and fall packing season. Seasonal accounts are generally settled by year end. Due to the Company's seasonal requirements, the Company expects to incur short term indebtedness by borrowing revolving loans under the Credit Agreement to finance its working capital requirements.

Potential Fraudulent Conveyance Liability

         Various laws enacted for the protection of creditors may apply to the incurrence by the Company of its indebtedness, including the Debentures, and the use of the proceeds therefrom. If a court in a lawsuit by an unpaid creditor or representative of creditors of the Company, such as a trustee in bankruptcy or the Company as debtor in possession, were to find that, at the time of the issuance of the Debentures in the Preferred Stock Exchange (or the issuance of the Exchangeable Preferred Stock and the use of the proceeds therefrom), the Company (i) was insolvent or rendered insolvent by reason thereof, (ii) was engaged in a business or transaction for which the assets remaining with the Company constituted or constitute unreasonably small capital, (iii) intended to, or believed that it would, incur debts beyond its ability to pay such debts as they matured or (iv) intended to hinder, delay or defraud its creditors, such court could, under state or federal fraudulent conveyance law, void the Debentures and order all payments made by the Company with respect thereto to be returned to it or to a fund for the benefit of its creditors.

         The measure of insolvency for purposes of the foregoing would vary depending upon the law of the jurisdiction being applied. Generally, however, a company would be considered insolvent if the sum of such company's debts were greater than all of such company's property at a fair valuation or if the present saleable value of the company's assets were less than the amount that would be required to pay its probable liability on its existing debts (including contingent liabilities) as they become absolute and matured. Accordingly, the Company does not believe that the fact that its liabilities exceed the book value of its assets, as reflected on its balance sheet (which is not based on fair saleable value or fair value), would be a significant factor in any fraudulent conveyance analysis.

         The Company believes that, at the time of the issuance of the Debentures in the Preferred Stock Exchange (and the issuance of the Exchangeable Preferred Stock and the use of the proceeds therefrom), the Company did not come within any of the clauses (i) through (iv) above and that therefore the issuance of the Debentures did not constitute a fraudulent transfer. These beliefs are based on management's analysis of, among other things, internal cash flow projections based on the Company's historical financial information and historical valuations of certain assets and liabilities of the Company. There can be no assurance, however, that a court passing on such questions would agree with the Company's analysis.

Certain Federal Income Tax Consequences of the Debentures

         The Debentures were issued with original issue discount ("OID") for U.S. federal income tax purposes. Accordingly, holders of the Debentures will be required to accrue such OID into income over the entire term of the Debentures, and may not treat the receipt of stated interest on the Debentures as interest income for U.S. federal income tax purposes. The Debentures are subject to the rules for "applicable high yield discount obligations" ("AHYDOS"). As a result, the Company's deduction for OID on the Debentures will be deferred and a portion of such deduction will be disallowed. For a discussion of these and other tax issues, see "Certain United States Federal Income Tax Considerations."

Competition

         The manufacture and sale of metal and plastic containers is highly competitive and certain of the Company's competitors have greater financial resources than the Company. In particular, price competition can be an important factor and may affect the Company's results of operations.

Dependence on Key Personnel

         The success of the Company depends to a large extent on a number of key employees, and the loss of the services provided by them could materially adversely affect the Company. In particular, the loss of the services provided by R. Philip Silver, the Chairman of the Board and Co-Chief Executive Officer of the Company, and D. Greg Horrigan, the President and Co-Chief Executive Officer of the Company, could materially adversely affect the Company. However, the Company's operations are conducted through Containers and Plastics, each of which has its own independent management. S&H Inc., a company wholly owned by Messrs. Silver and Horrigan, has agreed to provide certain general management and administrative services to each of the Company, Containers and Plastics pursuant to management services agreements.

Certain Interests of Stockholders

         The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II") owns 30.9% of the Common Stock. The general partner of MSLEF II and Morgan Stanley are both wholly owned subsidiaries of Morgan Stanley, Dean Witter, Discover and Co. ("Morgan Stanley Dean Witter"), and two directors of the Company are employees of Morgan Stanley. As a result of these relationships and certain agreements with Messrs. Silver and Horrigan, Morgan Stanley Dean Witter and its affiliates will continue to have significant influence over the management policies and corporate affairs of the Company. Additionally, Morgan Stanley receives compensation for ongoing financial advice to the Company and its affiliates, and Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley Dean Witter, receives certain fees and other amounts from the Company in its capacity as a co-arranger, co-documentation agent and one of the several Banks under the Credit Agreement.

       Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the owners of Common Stock and the holders of the Debentures. For example, if the Company encounters financial difficulties, or is unable to pay its debts as they mature, the interests of the holders of Common Stock might conflict with those of the holders of the Debentures. In addition, the holders of Common Stock may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the Debentures.

Trading Market for the Debentures

         Morgan Stanley currently makes a market in the Debentures. However, it is not obligated to do so, and any such market-making activities may be discontinued at any time without notice, at its sole discretion. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Debentures. See "Market-Making Activities of Morgan Stanley."

         The liquidity of, and trading market for, the Debentures may also be adversely affected by declines and volatility in the market for similar securities generally as well as by any changes in the Company's financial performance or prospects.

                                   THE COMPANY

General

         The Company is a leading North American manufacturer of consumer goods packaging products that currently produces (i) steel and aluminum containers for human and pet food, (ii) custom designed plastic containers for personal care, health, food, pharmaceutical and household chemical products and (iii) specialty packaging items, including metal caps and closures, aluminum roll-on closures, plastic bowls and paper containers used by processors in the food industry. The Company is the largest manufacturer of metal food containers in North America, with a unit sale market share for the twelve months ended December 31, 1996 of 36% in the United States. The Company is also a leading manufacturer of plastic containers in North America for personal care products and a major manufacturer of metal closures for food and beverage products. The Company's strategy is to grow its existing businesses and expand into other segments by applying its expertise in acquiring, financing, integrating and efficiently operating consumer goods packaging businesses.

         The Company was founded in 1987 by its current Co-Chief Executive Officers. Since its inception, the Company has acquired thirteen businesses, including the acquisitions of AN Can in August 1995 for a purchase price of approximately $362.0 million (including net working capital of approximately $156.0 million) and DM Can in December 1993 for a purchase price of approximately $73.3 million (including net working capital of approximately $21.9 million). Recently, the Company acquired the North American aluminum roll-on closure business of Alcoa and the North American plastic container business of Rexam for an aggregate purchase price of $42.7 million, and Finger Lakes, the metal food container manufacturing subsidiary of Curtice Burns, for a purchase price of $29.9 million.

         The Company's strategy has enabled it to rapidly increase its net sales and income from operations. The Company's net sales have increased from $630.0 million in 1992 to $1,405.7 million in 1996, representing a compound annual growth rate of approximately 22%. During this period, the Company's income from operations increased from $42.2 million in 1992 to $123.3 million in 1996, representing a compound annual growth rate of approximately 31%, while the Company's income from operations as a percentage of net sales increased 2.1 percentage points from 6.7% to 8.8% over the same period. The Company's net sales increased $50.0 million to $657.0 million for the six months ended June 30, 1997 as compared to the same period in the prior year, and its income from operations, before consideration of the noncash stock option charge incurred in connection with the Company's initial public offering of its Common Stock in February 1997, increased from $58.0 million to $70.5 million over the same period.

         The principal executive offices of the Company are located at 4 Landmark Square, Stamford, Connecticut 06901, telephone number (203) 975-7110.

Company History

         The Company is a Delaware corporation, organized as a holding company to acquire interests in various packaging manufacturers. The Company has completed the following acquisitions:

Acquired Business                          Year      Products
-----------------                          ----      --------
Metal Container Manufacturing
  division of Nestle.....................  1987  Metal food containers
Monsanto Company's plastic
  container business.....................  1987  Plastic containers
Fort Madison Can Company of
  The Dial Corporation...................  1988  Metal food containers
Seaboard Carton Division of Nestle.......  1988  Paper containers
Aim Packaging, Inc.......................  1989  Plastic containers
Fortune Plastics Inc.....................  1989  Plastic containers
Express Plastic Containers Limited.......  1989  Plastic containers
Amoco Container Company..................  1989  Plastic containers
Del Monte's U.S. can manufacturing
  operations.............................  1993  Metal food containers
Food Metal and Specialty business
  of ANC.................................  1995  Metal food containers, metal caps and closures and Omni
                                                   plastic containers
Finger Lakes, a subsidiary of
  Curtice Burns..........................  1996  Metal food containers
Alcoa's North American aluminum roll-on
  closure business.......................  1997  Metal caps and closures
Rexam's North American plastic
  container business.....................  1997  Plastic containers and closures


Business Strategy

         The Company's philosophy, which has contributed to its strong performance since inception, is based on: (i) a significant equity ownership by management and an entrepreneurial approach to business, (ii) its low cost producer position and (iii) its long-term customer relationships. The Company has achieved a low cost producer status through (i) the maintenance of a flat, efficient organizational structure, resulting in low selling, general and administrative expenses as a percentage of total net sales, (ii) purchasing economies, (iii) significant capital investments that have generated manufacturing and production efficiencies, (iv) plant consolidations and rationalizations and (v) the proximity of its plants to its customers. The Company's philosophy has also been to develop long-term customer relationships by acting in partnership with its customers, providing reliable quality and service and utilizing its low cost producer position. This philosophy has resulted in numerous long-term supply contracts, high retention of customers' business and recognition from its customers, as demonstrated by many quality and service awards.

         The Company intends to enhance its position as a leading supplier of consumer goods packaging products by pursuing a strategy designed to achieve future growth and to increase its profitability and cash flow. The key components of this strategy are to (i) increase the Company's market share in its current business lines through acquisitions and internal growth, (ii) expand into complementary business lines by applying the Company's acquisition and operating expertise to other areas of the North American consumer goods packaging market and (iii) improve the profitability of acquired businesses through integration, rationalization and capital investments to enhance their manufacturing and production efficiency.

         The Company has increased its revenues and market share in the metal container, plastic container and specialty markets through acquisitions and internal growth. As a result of this strategy, the Company has diversified its customer base, geographic presence and product line. The Company has more than tripled its overall share of the U.S. metal food container market from approximately 10% in 1987 to approximately 36% for the twelve months ended December 31, 1996. The Company's plastic container business has increased its market position primarily through strategic acquisitions, from sales of $88.8 million in 1987 to $216.4 million in 1996. The Company has also expanded its specialty business, most recently with its acquisition in April 1997 of the North American aluminum roll-on closure business of Alcoa. Management believes that certain industry trends exist which will enable the Company to continue to acquire attractive businesses in its existing metal container, plastic container and specialty markets. In pursuing its strategy, the Company seeks to acquire businesses at reasonable cash flow multiples and to enhance profitability by rationalizing plants, by improving manufacturing and production efficiencies and through purchasing economies. The Company also expects to generate internal growth due to its participation in certain higher growth segments of the consumer goods packaging market.

Financing Strategy

         The Company's stable and predictable cash flow, generated largely as a result of its long-term customer relationships, has supported its financial strategy of generally using debt to support its growth. Management has successfully  operated  its  business  and  pursued  its growth  strategy  while managing the Company's indebtedness. As the Company's revenues and income from operations have increased and the Company's financial position has improved, the Company has pursued a strategy to further improve its cash flow and its operating and financial flexibility by refinancing its higher cost indebtedness with lower cost indebtedness and equity and by extending the maturity of its indebtedness. In addition to lowering the Company's interest expense on its outstanding indebtedness and extending the maturities of the Company's indebtedness, the Company's financing strategy has resulted in (i) an increase in borrowings available to the Company under the Credit Agreement, which borrowings are available as revolving loans and may be used by the Company for permitted acquisitions and for general corporate purposes and (ii) improved operating and financial flexibility for the Company as a result of changes in covenants under the Financing Agreements which provide the Company with more flexibility to, among other things, make acquisitions, pay dividends, repurchase stock and refinance existing indebtedness.

Business Segments

         The Company is a holding company that conducts its business through its two wholly owned operating companies, Containers and Plastics.

         Containers. For 1996, Containers had net sales of $1,189.3 million (85% of the Company's net sales) and income from operations of $106.1 million (85% of the Company's income from operations) (without giving effect to corporate expense). Containers manufactures metal containers for vegetables, fruit, pet food, meat, tomato based products, coffee, soup, seafood and evaporated milk. The Company estimates that approximately 80% of Containers' sales in 1997 will be pursuant to long-term supply arrangements. Containers also manufactures certain specialty packaging items, including metal caps and closures, aluminum roll-on closures, plastic bowls and paper containers used by processors in the food industry. For 1996, Containers had net sales of specialty packaging items of $90.7 million.

         Plastics. For 1996, Plastics had net sales of $216.4 million (15% of the Company's net sales) and income from operations of $18.4 million (15% of the Company's income from operations) (without giving effect to corporate expense). Plastics emphasizes value-added design, fabrication and decoration of custom containers in its business. Plastics manufactures custom designed high density polyethylene containers for health and personal care products, including containers for shampoos, conditioners, hand creams, lotions, cosmetics and toiletries, household chemical products, including containers for scouring cleaners, cleaning agents and lawn and garden chemicals and pharmaceutical products, including containers for tablets, antacids and eye cleaning solutions. Plastics also manufactures polyethylene terephthalate custom designed containers for mouthwash, respiratory and gastrointestinal products, liquid soap, skin care lotions, salad dressings, condiments, instant coffee, bottled water and liquor.




                       RATIO OF EARNINGS TO FIXED CHARGES


         The following table sets forth the ratio of earnings to fixed charges, or the deficiency of earnings available to cover fixed charges, as the case may be, for the Company for the six month periods ended June 30, 1997 and 1996 and for each of the five years ended December 31, 1996, 1995, 1994, 1993 and 1992. For purposes of computing the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, earnings consist of income (loss) before income taxes plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized,  minority  interest  expense,  amortization  of  debt  expense  and discount or premium relating to any indebtedness, whether expensed or capitalized, and such portion of rental expense that is representative of the interest factor.

                                  Six Months
                                    Ended
                                   June 30,         Year Ended December 31,
                                   --------    ---------------------------------

                                 1997(1) 1996  1996  1995    1994   1993    1992
                                 ------  ----  ----  ----    ----   ----    ----


Ratio of earnings to
  fixed charges................    1.16  1.25  1.36   --     --     --      --

Deficiency of earnings available
 to cover fixed charges
 ($ in millions) ..............     --    --    --   $10.9   $7.4  $12.5   $17.5


-------------
   (1) Excluding the historical non-cash pre-tax stock option charge of $22.5 million recognized by the Company in the first quarter of 1997 in connection with the Company's initial public offering of its Common Stock, the Company's ratio of earnings to fixed charges for the six months ended June 30, 1997 would have been 1.68.

                            DESCRIPTION OF DEBENTURES

         The Debentures were issued under the Indenture between the Company and State Street Bank & Trust Company (as successor to Fleet National Bank), as trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. The Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

General

         The Debentures are subordinated, unsecured obligations of the Company. The Debentures are and will be issued in fully registered form only, in denominations of $1.00 and integral multiples thereof.

         Principal of, premium, if any, and interest on the Debentures are payable, and the Debentures may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar. At the Company's option, interest, to the extent paid in cash, may be paid by check mailed to the registered address of holders of the Debentures as shown on the register for the Debentures. The Trustee currently acts as Paying Agent and Registrar. The Company may change any Paying Agent and Registrar without prior notice to Holders of the Debentures. Holders of the Debentures must surrender Debentures to the Paying Agent to collect principal payments.

         The Debentures will mature on July 15, 2006. Each Debenture bears interest at the rate of 13-1/4% per annum. Interest is payable semi-annually in cash (or, on or prior to July 15, 2000, in additional Debentures, at the option of the Company) in arrears on each January 15 and July 15. Interest on the Debentures is computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed.

         Because of the Company's option through July 15, 2000 to pay interest on the Debentures by issuing additional Debentures, the Debentures will be treated as issued with OID. Further, the Debentures will be subject to the special rules for "applicable high yield discount obligations." See "Certain United States Federal Income Tax Considerations."

Subordination

         The Debentures are subordinated indebtedness of the Company, subordinated in right of payment to all Senior Indebtedness, including pursuant to the Credit Agreement and the Senior Debentures. In addition, since all of the operations of the Company are conducted through its subsidiaries, the liabilities of its subsidiaries will be effectively senior to the Debentures. As of July 31, 1997, the Company had outstanding approximately $909.1 million of Indebtedness that constituted Senior Indebtedness (consisting of Indebtedness under the Credit Agreement and the Senior Debentures). In addition, the Company's subsidiaries had other liabilities of approximately $269.7 million at June 30, 1997, all of which would be effectively senior to the Debentures. See "Risk Factors--Holding Company Structure and Subordination."

         In the event that the Debentures become obligations of any Successor Corporation, the Debentures will be subordinated in right of payment to all Senior Indebtedness of such Successor Corporation existing on the date of such transaction or assumed or incurred thereafter.

         To the extent any payment of Senior Indebtedness (whether by or on behalf of the Company or a Successor Corporation, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Indebtedness is declared to be fraudulent, invalid or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligations so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligations not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes of the Indenture as if such declaration, invalidity or setting aside had not occurred. Upon any payment or distribution of assets or securities of the Company or a Successor Corporation of any kind or character, whether in cash, property or securities, upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company or a Successor Corporation, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness (including any interest accruing subsequent to an event of bankruptcy, whether or not such interest is an allowed claim enforceable against the debtor under the United States Bankruptcy Code) shall first be paid in full, in cash or cash equivalents, before the holders or the Trustee on behalf of the holders shall be entitled to receive any payment by or on behalf of the Company or a Successor Corporation on account of Subordinated Obligations, or any payment to acquire any of the Debentures for cash, property or securities, or any distribution with respect to the Debentures of any cash, property or securities. Before any payment may be made by or on behalf of the Company or a Successor Corporation of any Subordinated Obligations upon any such dissolution, winding-up, liquidation or reorganization, any payment or distribution of assets or securities of the Company or a Successor Corporation of any kind or character, whether in cash, property or securities, to which the holders or the Trustee on behalf of the holders would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or a Successor Corporation or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the holders or the Trustee if received by them or it, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives, or to the trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued, as their respective interests appear, to the extent necessary to pay all such Senior Indebtedness in full, in cash or cash equivalents, after giving effect to any concurrent payment distribution or provision therefor, to or for the holders of such Senior Indebtedness.

         No direct or indirect payment by or on behalf of the Company or a Successor Corporation of Subordinated Obligations, whether pursuant to the terms of the Debentures or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any other event of default with respect to (i) the Credit Agreement pursuant to which the maturity thereof may be accelerated and (a) upon receipt by the Trustee of written notice from the Bank Agent or (b) if such event of default under the Credit Agreement results from the acceleration of the Debentures, from and after the date of such acceleration, no payment of Subordinated Obligations may be made by or on behalf of the Company or a

Successor Corporation upon or in respect of the Debentures for a period (a "Payment Blockage Period") commencing on the earlier of the date of receipt of such notice or the date of such acceleration and ending 159 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the Bank Agent or such event of default has been cured or waived) or (ii) any other Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon receipt by the Trustee of written notice from the trustee or other representative for the holders of such other Designated Senior Indebtedness (or the holders of at least a majority in principal amount of such other Designated Senior Indebtedness then outstanding), no payment of Subordinated Obligations may be made by or on behalf of the Company or a Successor Corporation upon or in respect of the Debentures for a Payment Blockage Period commencing on the date of receipt of such notice and ending 119 days thereafter (unless, in each case, such Payment Blockage Period shall be terminated by written notice to the Trustee from such trustee or other representatives for such holders). Not more than one Payment Blockage Period may be commenced with respect to the Debentures during any period of 360 consecutive days; provided that, subject to the limitation contained in the next sentence, the commencement of a Payment Blockage Period by the representatives for, or the holders of, Designated Senior Indebtedness other than under the Credit Agreement or under clause (i)(b) of this paragraph shall not bar the commencement of another Payment Blockage Period by the Bank Agent within such period of 360 consecutive days. Notwithstanding anything in the Indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default (other than an event of default pursuant to the financial maintenance covenants under the Credit Agreement) that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the representatives for, or the holders of, such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

         By reason of the subordination provisions described above, in the event of liquidation or insolvency, creditors of the Company or a Successor Corporation who are not holders of Senior Indebtedness or of the Debentures may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of the Debentures.

Optional Redemption

         The Debentures will be redeemable at any time on or after July 15, 2000, at the Company's option, in whole or in part, upon not less than 30 nor more than 60 days' prior written notice mailed by first-class mail to each holder's last address as it appears in the Security Register, at the redemption prices (expressed as a percentage of the principal amount thereof) set forth below, plus an amount in cash equal to all accumulated and unpaid interest thereon to the redemption date, subject to the right of holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date, if redeemed during the 12-month period beginning July 15 of each of the years set forth below.

          Year                                              Percentage
          ----                                              ----------

          2000.....................................           109.938%
          2001.....................................           106.625%
          2002.....................................           103.313%
          2003 and thereafter .....................           100.000%

         In addition, on or prior to July 15, 2000, the Company may redeem all (but not less than all) outstanding Debentures, at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, out of the net proceeds of any sale of its common stock, provided that such redemption occurs within 180 days after consummation of such sale.

         Selection

         In the case of any partial redemption, selection of the Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Debentures are listed or, if the Debentures are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Debenture of $1.00 in original principal amount or less shall be redeemed in part. If any Debenture is to be redeemed in part only, the notice of redemption relating to such Debenture shall state the portion of the principal amount thereof to be redeemed. A new Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Debenture.

Certain Definitions

         Set forth below is a summary of certain of the defined terms used herein and in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definitions of all such terms as well as any other capitalized terms used herein for which no definition is provided.

         "Adjusted Consolidated Net Income" is defined to mean, for any period, the aggregate net income (or loss) of any Person and its consolidated Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income (or loss) of such Person (other than a Subsidiary of such Person) in which any other Person (other than such Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such other Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant (and, in such case, except to the extent includible pursuant to clause (i) above), the net income (or loss) of such Person accrued prior to the date it becomes a Subsidiary of any other Person or is merged into or consolidated with such other Person or any of its Subsidiaries or all or substantially all of the property and assets of such Person are acquired by such other Person or any of its Subsidiaries; (iii) the net income (or loss) of any Subsidiary of any Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) any amounts paid or accrued as dividends on Preferred Stock of such Person or Preferred Stock of any Subsidiary of such Person; and (vi) all extraordinary gains and extraordinary losses;

provided that, solely for the purposes of calculating the Interest Coverage Ratio (and in such case, except to the extent includible pursuant to clause (i) above), "Adjusted Consolidated Net Income" of the Company shall include the amount of all cash dividends received by the Company or any Subsidiary of the Company from an Unrestricted Subsidiary.

         "Affiliate" is defined to mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, neither the Bank Agent nor any Bank nor any affiliate of any of them shall be deemed to be an Affiliate of the Company or any Subsidiary of the Company.

         "Asset Acquisition" is defined to mean (i) an investment by the Company or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any of its Subsidiaries or shall be merged into or consolidated with the Company or any of its Subsidiaries or (ii) an acquisition by the Company or any of its Subsidiaries of the property and assets of any Person other than the Company or any of its Subsidiaries that constitute substantially all of an operating unit or business of such Person.

         "Asset Disposition" is defined to mean the sale or other disposition by the Company or any of its Subsidiaries (other than to the Company or another Subsidiary of the Company) of (i) all or substantially all of the Capital Stock of any Subsidiary of the Company or (ii) all or substantially all of the property and assets that constitute an operating unit or business of the Company or any of its Subsidiaries.

         "Asset Sale" is defined to mean, with respect to any Person, any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by such Person or any of its Subsidiaries to any Person other than the Company or any of its Subsidiaries of (i) all or any of the Capital Stock of any Subsidiary of such Person, (ii) all or substantially all of the property and assets of an operating unit or business of such Person or any of its Subsidiaries or (iii) any other property and assets of such Person or any of its Subsidiaries outside the ordinary course of business of such Person or such Subsidiary and, in each case, that is not governed by the "Consolidation, Merger and Sale of Assets" covenant described below; provided that sales or other dispositions of inventory, receivables and other current assets shall not be included within the meaning of such term.

         "Average Life" is defined to mean, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the product of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and
(b) the amount of such principal payment by (ii) the sum of all such principal payments.

         "Bank Agent" is defined to mean Bankers Trust Company, as a co-arranger and administrative agent for the Banks pursuant to the Credit Agreement, and any successor or successors thereto.

         "Banks" is defined to mean the lenders which are from time to time parties to the Credit Agreement.

         "Board of  Directors"  is defined to mean the Board of Directors of the

Company (or any successor to the Company) or any committee of such Board of Directors duly authorized to act under the Indenture.

         "Business Day" is defined to mean any day except a Saturday or Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

         "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) of capital stock of such Person, including, without limitation, all Common Stock and Preferred Stock.

         "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligation" is defined to mean the rental obligations, as aforesaid, under such lease.

         "Change of Control" is defined to mean such time as (i) (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange
Act), other than MSLEF II, Mr. Horrigan, Mr. Silver and their respective Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 40% of the total voting power of the then outstanding Voting Stock of the Company and (b) MSLEF II, Mr. Horrigan, Mr. Silver and their respective Affiliates beneficially own, directly or indirectly, less than 25% of the total voting power of the then outstanding Voting Stock of the Company; or
(ii) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the members of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

         "Closing Date" is defined to mean June 13, 1997.

         "Common Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations and other equivalents (however designated, whether voting or nonvoting) of common stock of such Person including, without limitation, all series and classes of such common stock.

         "Consolidated EBITDA" is defined to mean, with respect to any Person for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and nonrecurring gains or losses or sales of assets), (iv) depreciation expense, (v) amortization expense and (vi) all other noncash items reducing Adjusted Consolidated Net Income, less all noncash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP; provided that, if a Person has any Subsidiary that is not a Wholly Owned Subsidiary of such Person, Consolidated EBITDA of such Person shall be reduced by an amount equal to (a) the Adjusted Consolidated Net Income of such Subsidiary multiplied by (b) the quotient of (1) the number of shares of outstanding Common Stock of such Subsidiary not owned on the last day of such period by such Person or any Subsidiary of such Person divided by (2) the total number of shares of outstanding Common Stock of such Subsidiary on the last day of such period.

         "Consolidated Interest Expense" is defined to mean, with respect to any Person for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; and the net costs associated with Interest Rate Agreements) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or accrued by such Person during such period; excluding, however, (i) any amount of such interest of any Subsidiary of such Person if the net income (or loss) of such Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income for such Person pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income (or loss) of such Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income for such Person pursuant to clause (iii) of the definition thereof), (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the Refinancing and (iii) amortization of any other deferred financing costs, all as determined on a consolidated basis in conformity with GAAP.

         "Consolidated Net Tangible Assets" is defined to mean the total amount of assets of the Company and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its consolidated Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recently available consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in conformity with GAAP.

         "Consolidated Net Worth" is defined to mean, at any date of determination, stockholders' equity as set forth on the most recently available consolidated balance sheet of the Company and its consolidated Subsidiaries (which shall be as of a date not more than 60 days prior to the date of such computation), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of the Company or any of its Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

         "Credit Agreement" is defined to mean the Credit Agreement, dated as of July 29, 1997, among the Company, Containers, Plastics, certain other subsidiaries of any of them, the Banks party thereto, the Bank Agent, Bank of America National Trust & Savings Association, as a co-arranger and as syndication agent, and Goldman Sachs Credit Partners L.P. and Morgan Stanley Senior Funding, Inc., as co-documentation agents and each as a co-arranger, together with the related documents thereof (including without limitation any Guarantees and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are Subsidiaries of the Company whose obligations are Guaranteed by the Company thereunder and who are included as additional borrowers thereunder) all or any portion of the Indebtedness under such agreement or any successor agreement; provided that, with respect to any agreement providing for the refinancing of Indebtedness under the Credit Agreement, such agreement shall only be the Credit Agreement under the Indenture if a notice to that effect is delivered by the

Company to the Trustee and there shall be at any time only one debt instrument that is the Credit Agreement under the Indenture.

         "Currency Agreement" is defined to mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

         "Designated Senior Indebtedness" is defined to mean (i) Indebtedness under the Credit Agreement, including refinancings thereof and (ii) any other Indebtedness constituting Senior Indebtedness that, at any date of determination, has an aggregate principal amount of at least $50 million and is specifically designated by the Company or a Successor Corporation in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

         "GAAP" is defined to mean generally accepted accounting principles in the United States of America as in effect as of the Closing Date applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of the Company's audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP, except that calculations made for purposes of determining compliance with the terms of the covenants described below and other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the Refinancing, and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

         "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay or advance or supply funds for the purchase or payment of such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Incur" is defined to mean, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

         "Indebtedness" is defined to mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) all obligations of such Person in respect of borrowed money under the Credit Agreement and any Guarantees thereof and (ix) to the extent not otherwise included in this definition, all obligations of such Person under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and, in clarification of this definition, any unused commitment under the Credit Agreement or any other agreement relating to Indebtedness shall not be treated as outstanding.

         "Interest Coverage Ratio" is defined to mean, with respect to any Person on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA of such Person for the four fiscal quarters for which financial information in respect thereof is available immediately prior to such Transaction Date to (ii) the aggregate Consolidated Interest Expense of such Person during such four fiscal quarters. In making the foregoing calculation,
(a) pro forma effect shall be given to (1) any Indebtedness Incurred subsequent to the end of the four-fiscal-quarter period referred to in clause (i) and prior to the Transaction Date (other than Indebtedness incurred under a revolving credit or similar arrangement) to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement on the last day of such period), (2) any Indebtedness Incurred during such period to the extent such Indebtedness is outstanding at the Transaction Date and (3) any Indebtedness to be Incurred on the Transaction Date, in each case as if such Indebtedness had been incurred on the first day of such four-fiscal-quarter period and after giving effect to the application of the proceeds thereof; (b) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months) had been the applicable rate for the entire period; (c) there shall be excluded from Consolidated Interest Expense any Consolidated Interest Expense related to any amount of Indebtedness that was outstanding during such four-fiscal-quarter period or thereafter but which is not outstanding or which is to be repaid on the Transaction Date, except for Consolidated Interest Expense accrued (as adjusted pursuant to clause (b)) during such four-fiscal-quarter period under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any successor revolving credit or similar arrangement) on the Transaction Date; (d) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions that occur during such four-fiscal-quarter period or thereafter and prior to the Transaction Date (including any Asset Acquisition to be made with the Indebtedness Incurred pursuant to clause (i) above) as if they had occurred on the first day of such four-fiscal-quarter period; (e) with respect to any such four-fiscal-quarter period commencing prior to the Refinancing, the Refinancing shall be deemed to have taken place on the first day of such period; and (f) pro forma effect shall be given to asset dispositions and asset acquisitions that have been made by any Person that has become a Subsidiary of the Company or has been merged with or into the Company or any Subsidiary of the Company during the four-fiscal-quarter period referred to above or subsequent to such period and prior to the Transaction Date and that would have been Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Subsidiary of the Company as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such period.

         "Interest Rate Agreement" is defined to mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates to or under which the Company or any of its Subsidiaries is a party or a beneficiary or becomes a Party or a beneficiary thereafter.

         "Investment" is defined to mean any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of any Person or its Subsidiaries) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, any other Person. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary of the Company is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Subsidiary of the Company and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

         "Lien" is defined to mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

         "Net Cash Proceeds" is defined to mean, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale computed without regard to the consolidated results of operations of the Company and its Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (a) is secured by a Lien on the property or assets sold or (b) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP.

         "Person" is defined to mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person.

         "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Debentures, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Debentures, or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Debentures; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or a "change of control" occurring prior to the Stated Maturity of the Debentures shall not constitute Redeemable Stock if the "asset sale" or "change of control" provision applicable to such Capital Stock is no more favorable to the holders of such Capital Stock than the provisions contained in the applicable "Limitation on Asset Sales" and "Change of Control" covenants and such Capital Stock specifically provides that the Company will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company's repurchase of Debentures required to be repurchased by the Company under the "Limitation on Asset Sales" and "Change of Control" covenants.

         "Restricted Subsidiary" is defined to mean any Subsidiary of the Company other than an Unrestricted Subsidiary.

         "Senior Indebtedness" is defined to mean the following obligations of the Company or a Successor Corporation: (i) all Indebtedness and other monetary obligations of the Company under (or in respect of) the Credit Agreement, any Interest Rate Agreement or any Currency Agreement, (ii) all other Indebtedness of the Company or a Successor Corporation (including Indebtedness evidenced by the Senior Debentures but excluding Indebtedness evidenced by the Debentures), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the Debentures and (iii) all fees, expenses and indemnities payable in connection with the Credit Agreement and, if applicable, Currency Agreements and Interest Rate Agreements; provided that the term "Senior Indebtedness" shall not include (a) any Indebtedness of the Company or a Successor Corporation that, when Incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company or a Successor Corporation, (b) any Indebtedness of the Company or a Successor Corporation to a Subsidiary of the Company or a Successor Corporation or to a joint venture in which the Company or a Successor Corporation has an interest,
(c) any Indebtedness of the Company or a Successor Corporation (other than such Indebtedness already described in clause (i) above) of the type described in clause (ii) above and not permitted by the "Limitation on Indebtedness" covenant described below, (d) any repurchase, redemption or other obligation in respect of Redeemable Stock, (e) any Indebtedness to any employee or officer of the Company or a Successor Corporation or any of its Subsidiaries, (f) any liability for federal, state, local or other taxes owed or owing by the Company or a Successor Corporation or (g) any Trade Payables. "Senior Indebtedness" will also include interest accruing subsequent to events of bankruptcy of the Company or a Successor Corporation and its Subsidiaries at the rate provided for in the document governing such Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

         "Shareholder Subordinated Notes" shall have the same meaning given such term in the Company's previous credit agreement (including the exhibits thereto) dated as August 1, 1995, as in effect on the Closing Date.

         "Significant Subsidiary" is defined to mean, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company, all as set forth on the most recently available consolidated financial statements of the Company and its consolidated Subsidiaries for such fiscal year prepared in conformity with GAAP.

         "Silgan Indebtedness" is defined to mean any of the following Indebtedness of the Company and/or any of its Subsidiaries: (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed the sum of (a) the aggregate outstanding Indebtedness and unutilized commitments on July 22, 1996 under the Company's previous credit agreement dated as August 1, 1995, as amended, plus (b) an aggregate amount not to exceed $200 million outstanding at any time; (ii) Indebtedness issued in exchange for or the net proceeds of which are used directly or indirectly to refinance, redeem or repurchase all (but not less than all) of the outstanding Debentures; (iii) $150 million outstanding at any time of Capitalized Lease Obligations; (iv) Indebtedness in respect of letters of credit (other than letters of credit issued pursuant to the Credit Agreement) in an aggregate amount not to exceed $30 million outstanding at any time; (v) Indebtedness in an aggregate amount not to exceed $50 million outstanding at any time; provided that such Indebtedness (a) by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly made subordinate in right of payment to the Debentures at least to the extent that the Debentures are subordinated to Senior Indebtedness, (b) does not permit or require payments of interest in cash prior to July 15, 2000, (c) does not mature prior to July 15, 2006, (d) has an Average Life (determined as of the date of Incurrence of such Indebtedness) greater than the remaining Average Life of the Debentures, and (e) by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, provides that no payments of principal of such Indebtedness by way of sinking fund, mandatory redemption or otherwise (including defeasance) may be made by the Company (including, without limitation, at the option of the holder thereof other than an option given to a holder pursuant to an "asset sale" or "change of control" provision that is no more favorable to the holders of such Indebtedness than the provisions contained in the "Limitation on Asset Sales" and "Change of Control" covenants and such Indebtedness specifically provides that the Company will not repurchase or redeem such Indebtedness pursuant to such provisions prior to the Company's repurchase of the Debentures required to be repurchased by the Company under the "Limitation on Asset Sales" and "Change of Control" covenants) at any time prior to July 15, 2006; and (vi) any Indebtedness of the Company or any of its Subsidiaries that was permitted to be Incurred under the indenture in respect of Silgan Corporation's 11-3/4% Senior Subordinated Notes due 2002 (which were redeemed on July 16, 1997) as in effect on July 22, 1996 (other than under clauses (i), (ix) and (x) of the second paragraph of part (a) of Section 4.03 of such indenture (which clauses are similar to clauses (i), (iv) and (v) above other than the dollar amounts)).

         "Stated Maturity" is defined to mean, with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which any principal of such debt security or any such installment of interest is due and payable.

         "Stock Based Plan" is defined to mean any stock option plan, stock appreciation rights plan or other similar plan or agreement of the Company or any Subsidiary of the Company relating to Capital Stock of the Company or any Subsidiary of the Company established and in effect from time to time, including, without limitation, any stock option plan, stock appreciation rights plan or other similar plan or agreement for the benefit of employees of the Company and its Subsidiaries.

         "Subordinated Obligations" is defined to mean any principal of, premium, if any, or interest on the Debentures payable pursuant to the terms of the Debentures or upon acceleration, including any amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Debentures or amounts corresponding to such principal, premium, if any, or interest on the Debentures.

         "Subsidiary" is defined to mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by such Person and one or more other Subsidiaries of such Person; provided that, except as the term "Subsidiary" is used in the definition of "Unrestricted Subsidiary" described below, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary of the Company.

         "Trade Payables" is defined to mean, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

         "Transaction Date" is defined to mean, with respect to the Incurrence of any Indebtedness or the issuance of Redeemable Stock by the Company or any of its Subsidiaries, the date such Indebtedness is to be Incurred or such Redeemable Stock is to be issued and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

         "Unrestricted Subsidiary" is defined to mean (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that either (a) the Subsidiary to be so designated has total assets of $1,000 or less or (b) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary of the Company; provided that immediately after giving effect to such designation (1) the Company could Incur $1.00 of additional Indebtedness under paragraph (b)(i) of Section 4.3 of the Indenture and (2) no Event of Default, or event or condition that through the giving of notice or the lapse of time or both would become an Event of Default, shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing promptly with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

         "Voting Stock" is defined to mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors of such Person.

         "Wholly Owned Subsidiary" is defined to mean (i) with respect to the Company, Plastics and Containers, and (ii) with respect to any Person, any Subsidiary of such Person if all of the Common Stock or other similar equity ownership interests (but not including Preferred Stock) in such Subsidiary

(other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned directly or indirectly by such Person.

Covenants

         Limitation on Indebtedness

         (a) So long as any of the Debentures are outstanding, the Company shall not, and shall not permit any Subsidiary of the Company to, Incur any Indebtedness unless (i) after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Company would be greater than 1.75:l or (ii) such Indebtedness so Incurred by the Company or such Subsidiary of the Company constitutes Silgan Indebtedness; provided, however, that any Indebtedness so Incurred pursuant to clause (i) or (ii) above may not prohibit the payment of dividends to the Company (but any such Indebtedness may condition such payments on the absence of any default or events of default thereunder and on compliance with financial tests) in amounts sufficient to make mandatory interest and principal payments due on the Debentures at the times and in the amount due and payable; and provided further, however, that in the event the Debentures become obligations of a Successor Corporation, nothing in this paragraph shall prohibit the Successor Corporation from assuming or otherwise becoming liable for existing Indebtedness of the Company or its Subsidiaries.

         (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, (i) the maximum amount of Indebtedness that the Company or any of its Subsidiaries may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies, (ii) solely for purposes of calculating the amount of Indebtedness outstanding at any time under this "Limitation on Indebtedness" covenant, all Indebtedness of the Company or any of its Subsidiaries outstanding on the Closing Date shall be considered to be outstanding and (iii) the Company shall not Incur any Indebtedness that is expressly subordinated to any other Indebtedness of the Company unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is also expressly made subordinate to the Debentures at least to the extent that it is subordinated to such other Indebtedness.

         (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses and
(ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.

         Limitation on Restricted Payments

         So long as any of the Debentures are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) of the same class held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or another Restricted Subsidiary, (ii) purchase, redeem, retire or otherwise acquire for value, any shares of Capital Stock of the Company, any Restricted Subsidiary or any Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or another Restricted Subsidiary, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Debentures or (iv) make any investment in any Affiliate (other than the Company or a Restricted Subsidiary) or Unrestricted Subsidiary (such payments or any other actions described in clauses
(i) through (iv) being collectively "Restricted Payments") if at the time of and after giving effect to the proposed Restricted Payment: (A) an Event of Default or event that, after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under clause (i) of part (a) of the "Limitation on Indebtedness" covenant or (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after July 22, 1996 (other than any Restricted Payments described in clauses (ii) and (iii) of the second paragraph of this "Limitation on Restricted Payments" covenant) shall exceed the sum of (1) 50% of the aggregate amount of Adjusted Consolidated Net Income (or, if Adjusted Consolidated Net Income is a loss, minus 100% of such amount) of the Company (determined by excluding income resulting from the transfers of assets received by the Company or a Restricted Subsidiary from an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the month immediately following July 22, 1996 and ending on the last day of the last fiscal quarter preceding the Transaction Date plus (2) the aggregate net proceeds received by the Company from the issuance and sale of Capital Stock of the Company (other than Redeemable Stock) to any Person other than a Subsidiary of the Company, including an issuance or sale permitted by the Indenture for cash or other property upon the conversion of any Indebtedness of the Company subsequent to July 22, 1996, or from the issuance of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Debentures) plus (3) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Unrestricted Subsidiary the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary plus (4) $25 million.

         The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with the foregoing provision; (ii) the making of Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $75 million outstanding at any time; (iii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Debentures, including premium, if any, and accrued and unpaid interest, with the proceeds of Indebtedness Incurred under clauses (iii) or (viii) of the second paragraph in part (a) of the "Limitation on Indebtedness" covenant; (iv) the declaration and payment of dividends on the Common Stock of the Company, of up to 6% per annum of the net proceeds received by the Company, in its initial public offering; (v) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company or any Restricted Subsidiary, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) and which were issued pursuant to any Stock Based Plan, upon death, disability, retirement or termination of employment or pursuant to the terms of such Stock Based Plan or any other agreement under which such shares of Capital Stock, options, related rights or similar securities were issued; provided that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement for value of such shares of Capital Stock, options, related rights or similar securities after the Closing Date does not exceed $25 million and that any additional consideration in excess of such $25 million is in the form of Indebtedness that would be permitted to be Incurred under clause (v) of the second paragraph in part (a) of Section 4.3 of the Indenture; (vi) the repurchase of Capital Stock of the Company or any Subsidiary of the Company followed immediately by the reissuance thereof for consideration in an amount at least equal to the consideration paid to acquire such stock, or the redemption, repurchase or other acquisition for value of Capital Stock of the Company or any Subsidiary of the Company in exchange for, or with the proceeds of a substantially concurrent offering of, Capital Stock, as the case may be, of such entity (other than Redeemable Stock); and (vii) payments or distributions pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; provided that, in the case of clauses (ii), (iv), (v) and
(vii), no Event of Default shall have occurred and be continuing or shall occur as a consequence thereof.

         Limitation  on  Dividend   and  Other  Payment  Restrictions  Affecting
 Restricted Subsidiaries

         So long as any of the Debentures are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer, subject to certain exceptions, any of its property or assets to the Company or any other Restricted Subsidiary.

         This covenant shall not restrict or prohibit any encumbrances or restrictions existing: (i) in the Credit Agreement or any other agreements in effect on July 22, 1996, including extensions, refinancings, renewals or replacements thereof (including the Senior Debentures and the indenture in respect of the Senior Debentures), provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) under or by reason of applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances); (iii) with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary and existing at the time of such acquisition, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business and that do not, individually or in the aggregate, detract from the value of the property or assets of the Company or any Restricted Subsidiary in any manner material to the

Company or such Restricted Subsidiary; or (v) with respect to any Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from restricting the sale or other disposition of property or assets of the Company or any of its Subsidiaries that secure Indebtedness of the Company or any of its Subsidiaries.

         Limitation on Transactions with Shareholders and Affiliates

         So long as any of the Debentures are outstanding, the Company will not, and will not permit any Subsidiary of the Company to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company (other than the Bank Agent or any of its Affiliates) or any Subsidiary of the Company or with any Affiliate of the Company or any Subsidiary of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary of the Company than could be obtained in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

         The foregoing limitation does not limit, and shall not apply to: (i) any transaction between the Company and any Subsidiary of the Company or between Subsidiaries of the Company; (ii) transactions (A) for which the Company or any Subsidiary of the Company delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Subsidiary of the Company from a financial point of view or (B) approved by a majority of the disinterested members of the Board of Directors; (iii) the payment of fees pursuant to the Management Agreements or pursuant to any similar management contracts entered into by the Company or any Subsidiary of the Company; (iv) the payment of reasonable and customary regular fees to directors of the Company or any Subsidiary of the Company who are not employees of the Company or such Subsidiary of the Company; (v) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any Person with which the Company is required or permitted to file a consolidated tax return or with which the Company is or could be part of a consolidated group for tax purposes; (vi) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; (vii) the payment of fees to Morgan Stanley, S&H or their respective Affiliates for financial, advisory, consulting or investment banking services that the Board of Directors deems to be advisable or appropriate for the Company or any Subsidiary of the Company to obtain (including the payment to Morgan Stanley of any underwriting discounts or commissions or placement agency fees) in connection with the issuance and sale of any securities by the Company or any Subsidiary of the Company; or (viii) any transaction contemplated by any of the Stock Based Plans.

         Limitation on the Issuance of Capital Stock of Restricted Subsidiaries

         So long as any of the Debentures are outstanding, the Company will not permit any Restricted Subsidiary to, directly or indirectly, issue or sell any shares of its Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or another Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company, (ii) pursuant to options on such Capital Stock granted to officers and directors of such Restricted Subsidiary, (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary or (iv) in connection with an initial public offering of the Common Stock of such Restricted Subsidiary; provided that, within 12 months after the date the Net Cash Proceeds of such initial public offering are received by such Restricted Subsidiary, such Restricted Subsidiary shall (A) apply an amount equal to such Net Cash Proceeds to repay Senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Subsidiaries, (B) apply an amount equal to such Net Cash Proceeds to the repurchase of Senior Indebtedness pursuant to mandatory repurchase or repayment provisions applicable to such Senior Indebtedness or (C) invest an equal amount, or the amount not so applied pursuant to subclause (A) or (B) (or enter into a definitive agreement committing to so invest within 12 months of the date of such agreement), in property or assets that (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) are of a nature or type or are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, any Restricted Subsidiary and its Subsidiaries existing on the date thereof.

         Change of Control

         (a) In the event of a Change in Control, each holder shall have the right to require the repurchase of its Debentures by the Company in cash pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount, plus accrued interest (if any) to the date of purchase (the "Change of Control Payment"). Prior to the mailing of the notice to holders provided for in the succeeding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Indebtedness under the Credit Agreement and all other Senior Indebtedness required to be redeemed or repurchased pursuant to the terms thereof, or to offer to repay in full all Indebtedness under the Credit Agreement and all such other Senior Indebtedness and to repay the indebtedness of each holder of Senior Indebtedness who has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and such other Senior Indebtedness to permit the repurchase of the Debentures as provided for in the succeeding paragraph. The Company shall first comply with the covenant in the preceding sentence before it shall be required to repurchase the Debentures pursuant to this "Change of Control" covenant.

         (b) Within 30 days of the Change of Control, the Company shall mail a notice to the Trustee and each holder stating: (i) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this "Change of Control" covenant and that all Debentures validly tendered will be accepted for payment; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); (iii) that any Debenture not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, any Debenture accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (v) that holders electing to have any Debenture purchased pursuant to the Change of Control Offer will be required to surrender such Debenture, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of such Debenture completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date; (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such holder, the principal amount of Debentures delivered for purchase and a statement that such holder is withdrawing his election to have such Debentures purchased; and (vii) that holders of Debentures being purchased only in part will be issued new Debentures equal in principal amount to the unpurchased portion of the Debentures surrendered; provided that each Debenture purchased and each new Debenture issued shall be in an original principal amount of $1,000 or integral multiples thereof.

         (c) On the Change of Control Payment Date, the Company shall: (i) accept for payment Debentures or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of the Debentures or portions thereof so accepted; and
(iii) deliver, or cause to be delivered, to the Trustee, all Debentures or portions thereof so accepted together with an Officers' Certificate specifying the Debentures or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail, to the holders of the Debentures so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders new Debentures equal in principal amount to any unpurchased portion of the Debentures surrendered; provided that each Debenture purchased and each new Debenture issued shall be in an original principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of this "Change of Control" covenant, the Trustee shall act as Paying Agent.

         (d) The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that a Change of Control occurs under this "Change of Control" covenant and the Company is required to repurchase Debentures as described above.

         Limitation on Asset Sales

         (a) In the event and to the extent that the Net Cash Proceeds received by the Company or any Restricted Subsidiary from one or more Asset Sales occurring on or after July 22, 1996 in any period of 12 consecutive months
(other than Asset Sales by the Company or any Restricted Subsidiary to the Company or another Restricted Subsidiary) exceed 15% of Consolidated Net Tangible Assets in any one fiscal year (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been prepared), then the Company shall, or shall cause such Restricted Subsidiary to, (i) within 12 months after the date the Net Cash Proceeds so received exceed 15% of Consolidated Net Tangible Assets in any one fiscal year (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been prepared), (A) apply an amount equal to such excess Net Cash Proceeds to repay Senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to subclause (A) (or enter into a definitive agreement committing to so invest within 12 months of the date of such agreement), in property or assets that (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) are of a nature or type or are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Subsidiaries existing on the date thereof and (ii) apply such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in subclause (A) or (B) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

         (b) If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10 million, the Company must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the holders on a pro rata basis an aggregate principal amount of Debentures equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment"); provided, however, that no Excess Proceeds Offer shall be required to be commenced with respect to the Debentures until the Business Day following the dates that payments are made pursuant to similar offers that are made to holders of Senior Indebtedness, and need not be commenced if the Excess Proceeds remaining after application to the Senior Indebtedness purchased in the offers made to the holders of the Senior Indebtedness are less than $10 million; provided further, however, that no Debentures may be purchased under this "Limitation on Asset Sales" covenant unless the Company shall have purchased all Senior Indebtedness tendered pursuant to the offers applicable thereto.

         (c) The Company shall commence an Excess Proceeds Offer by mailing a notice to the Transfer Agent and each holder stating: (i) that the Excess
Proceeds Offer is being made pursuant to this "Limitation on Asset Sales" covenant and that all Debentures validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Excess Proceeds Payment Date"); (iii) that any Debenture not tendered will continue to accumulate interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the Excess Proceeds Payment, any Debenture accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Excess Proceeds Payment Date; (v) that holders electing to have any Debentures purchased pursuant to the Excess Proceeds Offer will be required to surrender such Debentures, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Debenture completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date; (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date, a telegram, telex, facsimile transmission or letter, setting forth the name of such holder, the principal amount of Debentures delivered for purchase and a statement that such holder is withdrawing his election to have such Debentures purchased; and (vii) that holders of Debentures being purchased only in part will be issued new Debentures equal in principal amount to the unpurchased portion of the Debentures surrendered; provided that each Debenture purchased and each new Debenture issued shall be in an original principal amount of $1,000 or integral multiples thereof.

         (d) On the Excess Proceeds Payment Date, the Company shall: (i) accept for payment on a pro rata basis Debentures or portions thereof tendered pursuant to the Excess Proceeds Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Debentures or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee, all Debentures or portions thereof so accepted, together with an Officer's Certificate specifying the Debentures or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the holders of Debentures so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders new Debentures equal in principal amount to any unpurchased portion of the Debentures surrendered; provided that each Debenture purchased and each new Debenture issued shall be in an original principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of this "Limitation on Asset Sales" covenant, the Trustee shall act as the Paying Agent.

         (e) The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that such Excess Proceeds are received by the Company under this "Limitation on Asset Sales" covenant and the Company is required to repurchase Debentures as described above.

Events of Default

         An "Event of Default" occurs with respect to the Debentures if: (i) the Company defaults in payment of principal of (or premium, if any, on) any Debenture when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the subordination provisions of the Indenture, if such provisions are then applicable; (ii) the Company defaults in the payment of interest on any Debenture when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture, if such provisions are then applicable;  (iii) the Company  defaults in the  performance  of or breaches any other covenant or agreement of the Company in the Indenture or under the Debentures, and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the Debentures; (iv) there occurs with respect to any issue or issues of Indebtedness of the Company and/or any Significant Subsidiary having an outstanding principal amount of $20 million or more in the aggregate for all such issues of the Company and/or any Significant Subsidiary, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (v) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million individually or $20 million or more in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order in excess of $10 million individually or that causes the aggregate amount for all such final judgments or orders outstanding against all such Persons to exceed $20 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (vi) a court having jurisdiction in the premises enters a decree or order for (a) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (c) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; and (vii) the Company or any Significant Subsidiary (a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (c) effects any general assignment for the benefit of creditors.

         If an Event of Default (other than an Event of Default specified in clause (vi) or (vii) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee thereunder or the holders of at least 25% of the aggregate principal amount of the Debentures then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the holders (the "Acceleration Notice")), may, and the Trustee at the request of the holders of at least 25% in aggregate principal amount of the Debentures then outstanding shall, declare the principal of and all accrued and unpaid interest on the Debentures to be immediately due and payable. Any such declaration of acceleration shall not become effective until the earlier of (A) five Business Days after receipt of the Acceleration Notice by the Bank Agent and the Company or (B) acceleration of the Indebtedness under the Credit Agreement; provided that such acceleration shall automatically be rescinded and annulled without any further action required on the part of the holders in the event that any and all Events of Default specified in the Acceleration Notice under the Indenture shall have been cured, waived or otherwise remedied as provided in the Indenture prior to the expiration of the period referred to in the preceding clauses (A) and
(B). In the event of a declaration of acceleration because an Event of Default set forth in clause (iv) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (iv) shall be remedied, cured by the Company and/or such Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause
(vi) or (vii) above occurs with respect to the Company, the principal of and all accrued and unpaid interest on the Debentures shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in aggregate principal amount of the outstanding Debentures, by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (1) all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Debentures that have become due solely by such declaration of acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver" below.

         The holders of at least a majority in aggregate principal amount of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that the Trustee is advised by counsel conflicts with law or the Indenture, that may involve the Trustee in personal liability or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders not joining in the giving of such direction. A holder may not pursue any remedy with respect to the Indenture or the Debentures unless: (i) the holder gives to the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of outstanding Debentures make a written request to the Trustee to pursue the remedy; (iii) such holder or holders offer to the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Debentures do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any holder to receive payment of the principal of, premium, if any, or interest on its Debentures, or to bring suit for the enforcement of any such payment, on or after the respective due dates expressed in its Debentures, which rights shall not be impaired or affected without the consent of the holder.

         The Indenture requires certain officers of the Company to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Subsidiaries and the Company's and its Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

         The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person (other than a Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company; provided that, in connection with any merger of the Company with any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company, no consideration (other than common stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company) or permit any Person to merge with or into the Company, unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company on all of the Debentures and under the Indenture; (ii) immediately after giving effect to such transaction, no Event of Default, and no event that after the giving of notice or lapse of time or both will become an Event of Default, shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Interest Coverage Ratio of the Company (or any Person becoming the successor obligor on the Debentures) is at least 1:1; provided that if the Interest Coverage Ratio of the Company before giving effect to such transaction is within the range set forth in column (A) below, then the Interest Coverage Ratio of the Company (or any Person becoming the successor obligor on the Debentures) shall be at least equal to the lesser of (1) the ratio determined by multiplying the percentage set forth in column
(B) below by the Interest Coverage Ratio of the Company prior to such transaction and (2) the ratio set forth in column (C) below:

                    (A)                                  (B)      (C)
                    ---                                  ---      ---

          1.11:1 to 1.99:1.........................      90%     1.5:1
          2.00:1 to 2.99:1.........................      80%     2.1:1
          3.00:1 to 3.99:1.........................      70%     2.4:1
          4.00:1 or more...........................      60%     2.5:1

and provided further that, if the Interest Coverage Ratio of the Company (or any Person becoming the successor obligor on the Debentures) is 3:1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of this clause (iii);
(iv) immediately after giving effect to such transaction on a pro forma basis, the Company (or any Person that becomes the successor obligor on the Debentures) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company delivers to the Trustee an Officer's Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clause (iv) of this covenant does not apply to, and the Interest Coverage Ratio required by clause (iii) of this "Consolidation, Merger and Sale of Assets" covenant does not apply if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further, however, that any such transaction shall not have as one of its purposes the evasion of the limitations of this covenant.

Defeasance

         Defeasance and Discharge

         The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Debentures and the provisions of the Indenture will no longer be in effect with respect to the Debentures on the 123rd day after the deposit described below (except for, among other matters, certain obligations to register the transfer or exchange of the Debentures, to replace stolen, lost or mutilated Debentures, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Debentures on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debentures, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be accompanied by a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law after the date of the Indenture or, a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound, (D) the Successor Corporation is not prohibited from making payments in respect of the Debentures by the provisions described under "Subordination" above and (E) if at such time the Debentures are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Debentures will not be delisted as a result of such deposit, defeasance and discharge.

         Defeasance of Certain Covenants and Certain Events of Default

         The Indenture provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "--Consolidation, Merger and Sales of Assets" and all the covenants described herein under "--Covenants," clause (iii) under "--Events of Default" with respect to such covenants and clauses (iii) and (iv) under "--Consolidation, Merger and Sales of Assets" and clauses (iv) and (v) under "--Events of Default" shall be deemed not to be Events of Default, and, if the defeasance is permitted by the Credit Agreement, the provisions described herein under "--Subordination" shall not apply, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Debentures on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debentures, the satisfaction of the provisions described in clauses (B)(ii), (C), (D) and (E) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

         Defeasance and Certain Other Events of Default

         In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Debentures as described in the immediately preceding paragraph and the Debentures are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debentures at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debentures at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

Modification and Waiver

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debentures; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Debenture, (ii) reduce the principal amount of, premium, if any, or interest on, any Debenture, (iii) change the place or currency of payment of principal of, premium, if any, or interest on, any Debenture, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Debenture, (v) modify the subordination provisions in a manner adverse to the holders in any material respect, (vi) reduce the above-stated percentage of outstanding Debentures the consent of whose holders is necessary to modify or amend the Indenture, (vii) waive a default in the payment of principal of, premium, if any, or interest on the Debentures or (viii) reduce the percentage of aggregate principal amount of outstanding Debentures the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

         The holders of a majority in aggregate principal amount of the outstanding Debentures may waive compliance by the Company with certain restrictive provisions of the Indenture.

         The Credit Agreement contains a covenant prohibiting the Company from consenting to any modification of the Indenture or waiver of any provision thereof without the consent of a specified percentage of the lenders under the Credit Agreement.

No Personal Liability of Incorporators, Shareholders, Officers, Directors or Employees

         The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Debentures, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company contained in the Indenture or in any of the Debentures, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or past, present or future shareholder, officer, director, employee or controlling person of the Company. Each holder, by accepting such Debenture, waives and releases all such liability.

Concerning the Trustee

         State Street Bank & Trust Company (as successor to Fleet National Bank) acts as Trustee under the Indenture.

         The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise those rights and powers vested in it under such Indenture and use the same degree of care and skill in its exercise of such rights and powers as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

         The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference in the Indenture contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engaged in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

         So long as The Depository Trust Company ("DTC"), or its nominee, is the registered owner or holder of a global debenture representing the Debentures, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by such global debenture for all purposes under the Indenture and the Debentures. No beneficial owner of an interest in such global debenture will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

         Payments of the principal of, and interest on, such global debenture will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of such global debenture, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global debenture as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such global debenture held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

         The Company expects that DTC will take any action permitted to be taken by a holder of Debentures (including the presentation of Debentures for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in such global debenture is credited and only in respect of such portion of the aggregate principal amount of Debentures as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Debentures, DTC will exchange the applicable global debenture for certificated debentures, which it will distribute to its participants and which may be legended as set forth in the Indenture.

         The Company understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in such global debenture among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

         If DTC is at any time unwilling or unable to continue as a depositary for such global debenture and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated debentures in exchange for such global debenture. Holders of an interest in such global debenture may receive certificated debentures in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion is a summary of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Debentures, and does not purport to be a complete analysis of all of the potential tax effects of any such purchase, ownership or disposition. This summary deals only with Debentures held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), by U.S. Holders (as defined below). This summary does not address all aspects of the U.S. federal income tax consequences of holding the Debentures that may be relevant to a particular investor in the context of such investor's individual investment circumstance or to investors in special tax situations, such as life insurance companies, financial institutions, tax-exempt organizations, dealers in securities and currencies, persons holding Debentures as a part of a hedging or conversion transaction or a straddle, persons who "mark-to-market" their securities, U.S. Holders whose "functional currency" is not the U.S. dollar or Non-U.S. Holders (as defined below). This summary also does not discuss tax consequences under state, local, or foreign tax laws. Holders of the Debentures should consult their own tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to their particular situation. Furthermore, the discussion below is based upon the provisions of the Code and existing and proposed Treasury regulations, administrative rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

         As used herein, a "U.S. Holder" means a beneficial owner that is (i) an individual who is a citizen or resident of the U.S., (ii) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its sources or (iv) a trust the administration over which a U.S. court can exercise primary supervision and for which one or more U.S. fiduciaries have the authority to control all substantial decisions. A "Non-U.S. Holder" is a holder other than a U.S. Holder.

         ALL  PROSPECTIVE  PURCHASERS OF DEBENTURES ARE ADVISED TO CONSULT THEIR
OWN  TAX  ADVISORS   REGARDING  THE  FEDERAL,   STATE,  LOCAL  AND  FOREIGN  TAX
CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES.

Stated Interest and Original Issue Discount

         Payments of interest on a debt instrument generally will be includible in a U.S. Holder's income as ordinary income under the holder's method of accounting for U.S. federal income tax purposes. However, because Holdings has the option through July 15, 2000 to pay interest on the Debentures by issuing additional Debentures, the Debentures are issued with OID, and stated interest on the Debentures will not be treated as interest for U.S. federal income tax purposes, but instead will be subject to the OID rules described below.

         U.S. Holders of Debentures should be aware that they generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method. As a result, U.S. Holders will include OID in income in advance of the receipt of cash attributable to that income. However, U.S. Holders of Debentures generally will not be required to include separately in income cash payments received on the Debentures, even if denominated as interest. The Company will report to U.S. Holders of Debentures on a timely basis the reportable amount of OID and interest income based on its understanding of applicable law.

         The amount of OID, if any, on a debt instrument is the excess of its "stated redemption price at maturity" over its "issue price," subject to a statutorily defined de minimis exception. The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest." For this purpose, "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate during the entire term of the debt instrument that appropriately takes into account the length of intervals between payments. The "issue price" of Debentures is the stated principal amount of the Debentures because the yield on the Debentures in effect at the time the Debentures were issued was equal to or greater than the "applicable federal rate" at that time and the Debentures are not traded on an established securities market.

         As noted above, because the Company has the option through July 15, 2000 to pay interest on the Debentures by issuing additional Debentures, the Debentures will be treated as issued with OID, and none of the stated interest on the Debentures will be treated as qualified stated interest. The Debentures will be treated as having been issued with OID equal to the excess of their stated redemption price at maturity (which will be equal to the sum of the principal amount plus all payments of stated interest) over their issue price. Any additional Debentures issued in lieu of cash will not be treated as debt instruments separate from the Debentures upon which they were issued, but instead will be aggregated with such Debentures.

         The right to issue additional Debentures in lieu of paying cash interest through July 15, 2000 is treated for purposes of the OID provisions of the Code as an option to defer the interest payments on the Debentures until maturity. Treasury regulations provide that in the case of a debt instrument that provides the issuer with an unconditional option or options exercisable during the term of the debt instrument that, if exercised, require payments to be made on the debt instrument under an alternative payment schedule, the yield and maturity of such debt instrument for purposes of calculating OID are determined by assuming the issuer exercises or does not exercise the option in a manner that minimizes the yield on the debt instrument.

         Because the issue price of the Debentures is no less than their principal amount, the yield to maturity of the Debentures if the option to pay interest with additional Debentures is exercised will be no less than the yield to maturity if the option is not exercised. Accordingly, for purposes of calculating OID, it is assumed that the Company will not exercise the option. If the option were subsequently exercised and additional Debentures were issued by the Company in lieu of cash, such additional Debentures would be aggregated with the Debentures upon which they were issued, and OID would be calculated for the remainder of the term of the Debentures based upon an adjusted issue price which includes the principal amount of the additional Debentures.

         The amount of OID includible in income by an initial U.S. Holder of a Debenture is the sum of the "daily portions" of OID with respect to the Debenture for each day during the taxable year or portion of the taxable year in which such U.S. Holder holds such Debenture ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a Debenture may be of any length and may vary in length over the term of the Debenture, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occur on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Debenture's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the qualified stated interest, if any, allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules apply for calculating OID for an initial short accrual period. The "adjusted issue price" of an Debenture at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such Debenture (other than qualified stated interest) on or before the first day of the accrual period.

         The Debentures may be redeemed prior to their stated maturity at the option of the Company. For purposes of computing the yield of the Debentures, the Company will be deemed to exercise or not exercise its option to redeem the Debentures in a manner that minimizes the yield on the Debentures. It is not anticipated that the Company's ability to redeem a Debenture prior to stated maturity would affect the computation of the yield of a Debenture for OID purposes.

         In the event of a "Change of Control," the Company will be required to offer to repurchase all of the Debentures. The right of holders to require the repurchase of their Debentures upon a "Change of Control" will not affect the yield or maturity date of the Debentures, provided that, based on all the facts and circumstances as of the issue date, the payment schedule on the Debentures that does not reflect a "Change of Control" is significantly more likely than not to occur. The Company does not intend to treat the "Change of Control" provisions of the Debentures as affecting the computation of the yield to maturity of any Debentures.

         U.S. Holders may elect to treat all interest on any Debenture as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the U.S. Holder acquires the Debenture, and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). U.S. Holders should consult with their own tax advisors about this election.

Market Discount on Debentures

         If a U.S. Holder acquires a Debenture for an amount that is less than its adjusted issue price, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on a Debenture, or any gain on the sale, exchange, retirement or other disposition of a Debenture, as ordinary income to the extent of the market discount which has not previously been included in income and treated as having accrued on such Debenture at the time of such payment or disposition. In addition, the U.S. Holder may be required to defer, until the maturity of the Debenture or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Debenture.

         Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Debenture, unless the U.S. Holder elects to accrue on a constant interest method. A U.S. Holder of a Debenture may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Acquisition Premium; Amortizable Bond Premium

         A U.S. Holder that acquires a Debenture for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Debenture after the purchase date, other than qualified stated interest, if any, will be considered to have purchased such Debenture at an "acquisition premium." Under the acquisition premium rules, the amount of OID, if any, which such U.S. Holder must include in its gross income with respect to such Debenture for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

         If at the time a U.S. Holder acquires Debentures, the U.S. Holder's tax basis in any such Debenture exceeds the sum of all amounts payable on the Debenture after the purchase date, other than qualified stated interest, if any, such excess would constitute "premium", and such U.S. Holder will not be required to include any OID in income. A U.S. Holder generally may elect to amortize bond premium over the remaining term of the Debenture on a constant yield method. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income, including OID, from the Debenture. Bond premium on an Debenture held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Debenture. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Redemption, Sale or Exchange of Debentures

         Upon the redemption, sale, exchange or retirement of a Debenture, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the redemption, sale, exchange or retirement (less any accrued qualified stated interest, if any, not previously taken into account, which will be taxable as such) and the adjusted tax basis of the Debenture. The adjusted tax basis of a U.S. Holder who received Debentures in the Preferred Stock Exchange will, in general, be equal to the issue price of such Debentures, increased by OID and market discount previously included in income by the U.S. Holder and reduced by any amortized premium and any cash payments on the Debentures (other than qualified stated interest, if any). Such gain or loss will be long-term, mid-term or short-term capital gain or loss, depending on the U.S. Holder's holding period for the Debenture at the time of redemption, sale, exchange or retirement of the Debenture. Gain or loss will generally be mid-term if the Debentures have been held by such U.S. Holder for more than one year but not more than 18 months and long-term if held for more than 18 months. Generally, for non-corporate U.S. Holders, mid-term capital gain will be subject to tax at a maximum rate of 28% and long-term capital gain will be subject to tax at a maximum rate of 20%.

Applicable High Yield Discount Obligations

         The Debentures are AHYDOs under Section 163(i) of the Code because (i) the term of the Debentures is more than five years, (ii) the yield-to-maturity of the Debentures, computed as of their issue date, June 13, 1997, equals or exceeds the sum of (y) the "applicable federal rate" (as determined under Section 1274(d) of the Code) in effect for June, 1997, the month in which the Debentures were issued (the "AFR"), which is 6.99%, and (z) 5%, and (iii) the OID on such Debentures is "significant." Consequently, the Company will not be allowed to take a deduction for interest (including OID) accrued on the Debentures for U.S. federal income tax purposes until such time as the Company actually pays such interest (including OID) in cash or in other property (other than stock or debt of the Company or a person deemed to be related to the Company under Section 453(f)(1) of the Code).

         Moreover, since the yield-to-maturity on the Debenture exceeds the sum of the AFR and 6%, i.e., 12.99%, (such excess shall be referred to hereinafter as the "Disqualified Yield"), the deduction for interest (including OID) accrued on the Debentures will be permanently disallowed for U.S. federal income tax purposes (regardless of whether the Company actually pays such interest or OID in cash or in other property) to the extent such interest or OID is attributable to such Disqualified Yield ("Dividend-Equivalent Interest"). For purposes of the dividends-received deduction, such Dividend-Equivalent Interest will be treated as a dividend to the extent it is deemed to have been paid out of the Company's current or accumulated earnings and profits.

Information Reporting and Backup Withholding

         In general, information reporting requirements will apply to certain payments of principal, interest, OID, and premium and to the proceeds of sales of Debentures made to U.S. Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status or, with respect to certain payments, the U.S. Holder fails to report in full dividend and interest income and the IRS notifies the payor of such underreporting.

         Any amounts withheld under the backup withholding rules will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS.


                           MARKET-MAKING ACTIVITIES OF
                                 MORGAN STANLEY

         The Prospectus is to be used by Morgan Stanley in connection with offers and sales of the Debentures in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Morgan Stanley may act as principal or agent in such transactions. Morgan Stanley has no obligation to make a market in the Debentures, and may discontinue its market-making activities at any time without notice, in its sole discretion. As of the date of this Prospectus, MSLEF II, an affiliate of Morgan Stanley, owns 30.9% of the outstanding Common Stock. See "Risk Factors--Certain Interests of Stockholders."

         Morgan Stanley acted as placement agent in connection with the offering of the Exchangeable Preferred Stock, all of which was exchanged into the Debentures, and received certain fees amounting to $1.8 million in connection therewith. In connection with such offering, the Company agreed to indemnify Morgan Stanley, as the placement agent, against certain liabilities, including liabilities under the Securities Act.

         Morgan Stanley also acted as one of the several underwriters in connection with the Company's initial public offering in February 1997 of Common Stock and received fees of approximately $1.2 million in connection therewith. In connection with the Company's issuance and sale in June 1997 of $300.0 million aggregate principal amount of the Senior Debentures in a private placement, Morgan Stanley acted as placement agent and received certain fees amounting to $7.9 million. In connection with the Credit Agreement, Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley, in its capacity as a co-arranger, co-documentation agent and one of the several Banks thereunder, receives certain fees and other amounts.

         Morgan Stanley has provided, and continues to provide, investment banking services to the Company and its affiliates.


                                  LEGAL MATTERS

         The legality of the Debentures has been passed on for the Company by Winthrop, Stimson, Putnam & Roberts, Financial Centre, 695 East Main Street, Stamford, Connecticut 06901. Winthrop, Stimson, Putnam & Roberts from time to time represents Morgan Stanley in connection with certain legal matters unrelated to its representation of the Company.


                                     EXPERTS

         The consolidated financial statements and schedules of Silgan Holdings Inc. appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         Not Applicable.

Item 15.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Restated Certificate of Incorporation and Amended and Restated By-laws of the Company provide for indemnification of officers and directors against costs and expenses incurred in connection with any action or suit to which such person is a party to the fullest extent permitted by the Delaware General Corporation Law.

Item 16. Exhibits.

Exhibit
Number           Description
------           -----------

    4.1 Indenture, dated as of July 22, 1996, between the Company and State Street Bank & Trust Company (as successor to Fleet National Bank), as Trustee, with respect to the Debentures (incorporated by reference to Exhibit 4.10 filed with the Company's Amendment No. 2 to Registration Statement on Form S-4, dated October 31, 1996, Registration Statement No. 333-9979).

    4.2 Form of the Company's Subordinated Debentures due 2006 (incorporated by reference to Exhibit 4.11 filed with the Company's Amendment No. 2 to Registration Statement on Form S-4, dated October 31, 1996, Registration Statement No. 333-9979).

   *5 Opinion of Winthrop, Stimson, Putnam & Roberts as to the legality of the Debentures.

   *8 Opinion of Winthrop, Stimson, Putnam & Roberts as to tax matters.

  *12.1 Computations of the Company's Ratio of Earnings to Fixed Charges for the six months ended June 30, 1997 and 1996.

   12.2 Computations of the Company's Ratio of Earnings to Fixed Charges for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 (incorporated by reference to Exhibit 12.2 filed with the Company's Registration Statement on Form S-4, dated July 8, 1997, Registration Statement No. 333-30881).

  *23.1          Consent of Ernst & Young LLP.

  *23.2          Consent  of  Winthrop, Stimson,  Putnam & Roberts (included in
                 Exhibit 5).

  *24            Power of Attorney (included on signature page).

   25 Statement of Eligibility of Trustee with respect to the Debentures (incorporated by reference to Exhibit 25 filed with the Company's Amendment No. 2 to Registration Statement on Form S-4, dated October 31, 1996, Registration Statement No. 333-9979).

-------------------
*Filed herewith.

Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on September 12, 1997.

                                            SILGAN HOLDINGS INC.



                                            By:  /s/ R. Philip Silver
                                                 --------------------
                                                 R. Philip Silver
                                                 Chairman of the Board and
                                                 Co-Chief Executive Officer



                                POWER OF ATTORNEY

             KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints R. Philip Silver, D. Greg Horrigan and Robert H. Niehaus, and each or any of them, his true and lawful attorney-in-fact and to act for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                               Title                       Date
---------                               -----                       ----

                               Chairman of the Board and
/s/ R. Philip Silver           Co-Chief Executive Officer
--------------------          (Principal Executive Officer)   September 12, 1997
 (R. Philip Silver)





/s/ D. Greg Horrigan           President, Co-Chief Executive
---------------------              Officer and Director       September 12, 1997
(D. Greg Horrigan)

Signature                               Title                       Date
---------                               -----                       ----


/s/ Robert H. Niehaus                  Director               September 12, 1997
-----------------------------
(Robert H. Niehaus)


/s/ Leigh J. Abramson                  Director               September 12, 1997
-----------------------------
(Leigh J. Abramson)


/s/ Thomas M. Begel                    Director               September 12, 1997
-----------------------------
(Thomas M. Begel)


/s/ Jeffrey C. Crowe                   Director               September 12, 1997
-----------------------------
(Jeffrey C. Crowe)

                                 Executive Vice President,
                                Chief Financial Officer and,
/s/ Harley Rankin, Jr.                    Treasurer
-----------------------------  (Principal Financial Officer)  September 12, 1997
(Harley Rankin, Jr.)

                                  Vice President, Controller
/s/ Harold J. Rodriguez, Jr.       and Assistant Treasurer
-----------------------------  (Principal Accounting Officer) September 12, 1997
(Harold J. Rodriguez, Jr.)

                                INDEX TO EXHIBITS

Exhibit
Number           Description
------           -----------

    4.1 Indenture, dated as of July 22, 1996, between the Company and State Street Bank & Trust Company (as successor to Fleet National Bank), as Trustee, with respect to the Debentures (incorporated by reference to Exhibit 4.10 filed with the Company's Amendment No. 2 to Registration Statement on Form S-4, dated October 31, 1996, Registration Statement No. 333-9979).

    4.2 Form of the Company's Subordinated Debentures due 2006 (incorporated by reference to Exhibit 4.11 filed with the Company's Amendment No. 2 to Registration Statement on Form S-4, dated October 31, 1996, Registration Statement No. 333-9979).

   *5 Opinion of Winthrop, Stimson, Putnam & Roberts as to the legality of the Debentures.

   *8 Opinion of Winthrop, Stimson, Putnam & Roberts as to tax matters.

  *12.1 Computations of the Company's Ratio of Earnings to Fixed Charges for the six months ended June 30, 1997 and 1996.

   12.2 Computations of the Company's Ratio of Earnings to Fixed Charges for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 (incorporated by reference to Exhibit 12.2 filed with the Company's Registration Statement on Form S-4, dated July 8, 1997, Registration Statement No. 333-30881).

  *23.1          Consent of Ernst & Young LLP.

  *23.2          Consent  of  Winthrop,  Stimson, Putnam & Roberts (included in
                 Exhibit 5).

  *24            Power of Attorney (included on signature page).

   25 Statement of Eligibility of Trustee with respect to the Debentures (incorporated by reference to Exhibit 25 filed with the Company's Amendment No. 2 to Registration Statement on Form S-4, dated October 31, 1996, Registration Statement No. 333-9979).



-------------
*Filed herewith.